Exhibit (b)(5)

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”), dated as of March 23, 2012, is entered into among SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined below), the Lenders (as defined below), CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent for the Lenders (the “Administrative Agent”), and KING & SPALDING LLP, in the capacity of escrow agent hereunder (the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

WHEREAS, the Borrower, Salient Solutions, Inc., a Delaware corporation (the “Parent”) and certain subsidiaries of the Parent (other than the Borrower) (the Parent and such subsidiaries, collectively the “Guarantors” and, together with the Borrower, the “Credit Parties”), the Administrative Agent and the lenders party hereto (the “Lenders”) intend to enter into a Credit Agreement in the form attached hereto as Exhibit A (together with all exhibits and schedules attached thereto, the “Credit Agreement”) on the Escrow Release Date (as defined below);

WHEREAS, in connection with the Credit Agreement, on the Escrow Release Date, the Credit Parties, the Lenders and the Administrative Agent (as applicable) intend to enter into the Credit Documents attached hereto as Exhibit B (together with all exhibits and schedules attached thereto, the “Ancillary Documents”);

WHEREAS, in connection with the Credit Agreement, on the Escrow Release Date, the Credit Parties intend to deliver the certificates and other documents attached hereto as Exhibit C (the “Deliverables”; and, together with the Credit Agreement, the Ancillary Documents and the documents attached hereto as Exhibits D-1 and D-2, Exhibit E, Exhibit F and Exhibit G, the “Escrow Documents”) to the Administrative Agent and the Lenders;

WHEREAS, in order to facilitate the closing of the Credit Agreement and the other Escrow Documents and the funding of the Loans and the making of the other Extensions of Credit thereunder on the Escrow Release Date, the parties hereto have agreed to establish an escrow arrangement by entering into this Escrow Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Credit Agreement, the parties hereto agree as follows:

AGREEMENT

SECTION 1.           Submission of Escrow Documents and Signature Pages.

(a)           Each of the Credit Parties, the Lenders and the Administrative Agent have submitted the Escrow Documents and their signature pages (the “Signature Pages”) to the applicable Escrow Documents to the Escrow Agent as of the date hereof.  Each party hereto hereby acknowledges and agrees that each Escrow Document and Signature Page thereto delivered by it to the Escrow Agent cannot be released from escrow, or withdrawn or revoked, except in accordance with the terms of this Escrow Agreement.

(b)           The Credit Parties, the Administrative Agent and the Lenders agree that (a) to the extent any Credit Party forms or acquires any subsidiaries after the date hereof which would be required by Section 5.10 of the Credit Agreement to become a Guarantor under the Credit Agreement pursuant to the terms thereof, the Credit Parties shall cause such subsidiary to become a Guarantor on the Closing Date, shall deliver updated signature pages to the Credit Agreement to reflect such changes and shall cause such subsidiary to become a party to this Escrow Agreement pursuant to joinder documentation reasonably acceptable to the Administrative Agent and (b) a Lender may become a party to this Escrow Agreement after the date hereof provided that such Lender must (i) enter into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and (ii) deliver to the Escrow Agent a Signature Page to the Credit Agreement.

SECTION 2.           Release of Signature Pages and Closing.

Upon the satisfaction of the Escrow Release Conditions (as defined below) prior to 11:00 A.M. on a Business Day, and subject to Section 3, on such Business Day the Escrow Release Conditions are satisfied, (the “Escrow Release Date”) the Credit Parties, the Lenders and the Administrative Agent hereby irrevocably authorize and instruct the Escrow Agent to, without further consent, automatically (a) release the Escrow Documents and the Signature Pages from escrow and attach the Signature Pages to the applicable Escrow Documents, whereupon the Credit Agreement and the other Credit Documents shall be deemed closed and shall become effective in accordance with its terms as of the Escrow Release Date, (b) date the Escrow Documents the Escrow Release Date (which shall be deemed to be the Closing Date) and to otherwise complete blanks in the Escrow Documents consistent with the Escrow Release Date, and (c) deliver copies of the signed and dated Escrow Documents to the Credit Parties, the Lenders and the Administrative Agent.  For the avoidance of doubt, it is understood and agreed that (a) prior to the Closing Date, the Escrow Documents shall not be modified from the version attached hereto (other than to reflect the Closing Date and other dates as set forth above or any addition of any Credit Party or Lender as set forth in Section 1(b) of this Escrow Agreement) without the written consent of each of the Credit Parties, the Administrative Agent and the Lenders, (b) other than the Escrow Release Conditions and subject to the release from escrow of the Escrow Documents as provided above, the conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied as of the date hereof and (c) if the Escrow Release Conditions are satisfied after 11:00 A.M. on such Business Day, the Escrow Release Date shall be deemed the following Business Day.  For purposes hereof, “Escrow Release Conditions” means each of the following conditions precedent set forth in Sections 4.1 and 4.2 of the Credit Agreement:

(a)           Section 4.1(b) (which condition will be deemed satisfied upon receipt by the Escrow Agent of resolutions passed by the board of directors of ATS Corporation and Advanced Technology Systems, Inc. in substantially the forms attached hereto as Exhibits D-1 and D-2, respectively);

(b)           Section 4.1(c) (which condition will be deemed satisfied upon receipt by the Escrow Agent of an executed legal opinion of Morrison & Foerster LLP in substantially the form attached hereto as Exhibit E hereto);

(c)           Section 4.1(g) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent);

(d)           Section 4.1(h) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent);

(e)           Section 4.1(i) (which condition will be deemed satisfied upon receipt by the Escrow Agent of resolutions passed by the board of directors of ATS Corporation and Advanced Technology Systems, Inc. in substantially the forms attached hereto as Exhibits D-1 and D-2, respectively);

(f)            Payment all of the outstanding obligations under that certain Credit Agreement dated as of June 28, 2010 by and among the Borrower, the Parent, the other guarantors set forth therein, the

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lenders set forth therein and SunTrust Bank, as administrative agent (the “Existing Credit Agreement”) and all other Indebtedness required to be paid pursuant to Section 4.1(j) of the Credit Agreement, which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation from the Administrative Agent that the Existing Credit Agreement (and the Liens associated therewith) will be contemporaneously repaid and terminated in accordance with the flow of funds (such flow of funds to be agreed upon between the Administrative Agent and the Credit Parties);

(g)           Section 4.1(n) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent);

(h)           Section 4.1(p) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent);

(i)            Section 4.1(r) (which condition will be deemed satisfied upon receipt by the Escrow Agent of (A) confirmation from the Administrative Agent that the Borrower has received gross proceeds from the issuance of the Subordinated Notes in an amount of at least $12,250,000 and (B) fully executed copies of the Subordinated Notes and the Note Purchase Agreement (as defined in the Subordination Agreement), in substantially the form attached hereto as Exhibit F);

(j)            Section 4.1(s) (which condition will be deemed satisfied upon receipt by the Escrow Agent of a fully executed copy of the Subordination Agreement, in the form attached hereto as Exhibit F);

(k)           Section 4.1(u) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent);

(l)            Section 4.2(a) (which condition will be deemed satisfied upon receipt by the Escrow Agent of an executed certificate of the Borrower in substantially the form attached hereto as Exhibit G hereto)(1);

(m)          Section 4.2(b) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent); and

(n)           Section 4.2(c) (which condition will be deemed satisfied upon receipt by the Escrow Agent of confirmation thereof from the Administrative Agent).

SECTION 3.           Termination of Escrow.

The escrow arrangements set forth herein shall terminate and the Escrow Documents and Signature Pages shall be deemed to have been revoked (the “Escrow Termination Date”) upon the earlier of:

(a)           5:00 p.m. on April 4, 2012 if the Escrow Release Conditions have not been satisfied on or prior to such time;

(b)           the Administrative Agent’s reasonable determination that there exists any event, circumstance or condition which would result in an Event of Default (as defined in the Credit Agreement) (other than with respect to the incurrence by the Credit Parties of Indebtedness owing pursuant to Existing Credit Agreement and Liens in connection therewith); and

(1)  Representations shall apply to the Borrower, its Subsidiaries, and the Acquired Company as of the Closing Date.

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(c)           the Administrative Agent’s reasonable determination that any representation or warranty made hereunder is false.

For the avoidance of doubt, the Credit Documents shall not be in effect on and after the Escrow Termination Date.

SECTION 4.           General Provisions concerning the Escrow Agent.

(a)           Duties.  The duties and responsibilities of the Escrow Agent will be limited to those expressly set forth in this Escrow Agreement and such duties shall be deemed purely ministerial in nature. The Escrow Agent will only release the Signature Pages pursuant to Section 2 above upon satisfaction of the Escrow Release Conditions in accordance with Section 2 above. The Escrow Agent will not be subject to, nor obligated to recognize, any provision of any other agreement between, or direction or instruction of, any or all of the parties to this Escrow Agreement.

(b)           Reliance on Orders.  If delivery of the Signature Pages are stayed or enjoined by any court order, or in case any order, judgment or decree is made or entered by any court affecting the Signature Pages, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel, or otherwise believes in good faith, is binding upon it.  If the Escrow Agent complies with any such order, writ, judgment or decree, it will not be liable to any of the other parties to this Escrow Agreement or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c)           Limitation on Liability.  The Escrow Agent will not be liable for any act taken or not taken by it under this Escrow Agreement in the absence of its gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.  The Escrow Agent will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles and electronic transmissions thereof).  The Escrow Agent shall not be responsible for any failure of any of the other parties hereto to perform in accordance with the terms hereof.

(d)           Conflicting Demands.  In the event of any dispute among the parties hereto regarding the duties of the Escrow Agent under this Escrow Agreement, the parties hereto agree that the Escrow Agent shall not be required to take any action until: (i) such action is agreed to in writing by the parties hereto or (ii) the issuance of a final court order by a court of competent jurisdiction directing the Escrow Agent with respect to the action which is the subject of the dispute.

(e)           Indemnification.  The Credit Parties hereby agree, jointly and severally, to indemnify the Escrow Agent for, and to defend and hold the Escrow Agent harmless against, any loss, liability or expense arising out of or in connection with the Escrow Agent’s entering into this Escrow Agreement and carrying out the Escrow Agent’s duties hereunder, including reasonable and documented costs and expenses of defending the Escrow Agent against any claim of liability with respect thereto; provided the loss, liability or expense is not due to the gross negligence or willful misconduct on the part of the Escrow Agent as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment.  The Escrow Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith or in accordance with the opinion of such counsel.  The provisions of this section shall survive the termination of this Escrow Agreement or removal of the Escrow Agent.

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SECTION 5.           General Provisions concerning the Administrative Agent.  The Administrative Agent shall be permitted to rely on such information as it deems reasonable to determine if the Escrow Release Conditions set forth in Section 2 hereof where its confirmation is required for the Escrow Release Condition to be satisfied have been satisfied and inform the Escrow Agent thereof. The Administrative Agent shall not be liable to the Credit Parties or the Lenders for any action taken or not taken hereunder, in the absence of its gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The provisions of Article VIII and of Section 9.5 of the Credit Agreement shall inure to the benefit of the Administrative Agent as if fully set forth herein and effective from the date hereof and as if each reference therein to the Credit Documents included a reference to this Escrow Agreement.

SECTION 6.           Representations and Warranties.  Each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders that the representations and warranties made by such Credit Party in the Credit Agreement, in the Security Documents or in any certificate furnished by such Credit Party at any time on or prior to the date hereof under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof.

SECTION 7.           Miscellaneous.

(a) All notices or other communications to any party hereunder shall be in writing and shall be given to the addresses set forth or referred to in the Credit Agreement.

(b) This Escrow Agreement and any claims, controversy or dispute arising out of or relating to this Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding and choice of law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

(c) This Escrow Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d) This Escrow Agreement may not be modified, amended or replaced, except by written agreement signed by each of the parties hereto.

(e) The terms of Sections 9.5, 9.13 and 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to those terms.

(f) The provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that a Credit Party may not assign or otherwise transfer any of its rights under this Escrow Agreement without the prior written consent of the Administrative Agent and each of the Lenders.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	SALIENT FEDERAL SOLUTIONS, INC.,
a Delaware corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

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GUARANTORS:
SALIENT SOLUTIONS, INC., a Delaware corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

SALIENT FEDERAL-SGIS, INC. (F/K/A SKILLSTORM, INC.), a California corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

COMMAND INFORMATION, INC., a Delaware corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

DIGITAL FOCUS, INC., a Delaware corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

ANVICOM, INC., a Maryland corporation

	By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title: CFO

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ADMINISTRATIVE AGENT:	CITIZENS BANK OF PENNSYLVANIA, as a Lender and as Administrative Agent on behalf of the Lenders

	By:	/s/ Leslie Grizzard
Name: Leslie Grizzard
Title: SVP

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ESCROW AGENT:	KING & SPALDING LLP

	By:	/s/ Justin M. Reiss
Name: Justin M. Reiss
Title: Partner

LENDER:	SUNTRUST BANK, as a Lender

	By:	/s/ William W. Palmer
Name: William W. Palmer
Title: Senior Vice President

LENDER:	Bank of America, N.A., as a Lender

	By:	/s/ Michael J. Radcliffe
Name: Michael J. Radcliffe
Title: Senior Vice President

$95,000,000

CREDIT AGREEMENT

among

SALIENT FEDERAL SOLUTIONS, INC.

as Borrower,

SALIENT SOLUTIONS, INC.,

and

THE DOMESTIC SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent, Issuing Lender and Swingline Lender

Dated as of
[                  ], 2012

RBS CITIZENS, N.A.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

as Syndication Agent

and

SUNTRUST BANK,

as Documentation Agent

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Schedules
Schedule A	Lender Commitments
Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 1.1(c)	Existing Letters of Credit
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.6	Transaction-Related Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.22	Labor Matters
Schedule 3.24	Material Contracts
Schedule 6.1(b)	Indebtedness
Schedule 6.14	Accounts

Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(f)	Form of Permitted Acquisition Certificate
Exhibit 1.1(g)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.4(d)	Form of Swingline Note
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(c)	Form of Legal Opinion of Morrison & Foerster LLP
Exhibit 4.1(f)	Form of Solvency Certificate
Exhibit 4.1(l)	Form of Financial Condition Certificate
Exhibit 4.1(m)	Form of Patriot Act Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate
Exhibit 5.14	Form of Landlord Waiver

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CREDIT AGREEMENT, dated as of [              ], 2012, among SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), SALIENT SOLUTIONS, INC., a Delaware corporation (the “Parent”), each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the Lenders (as hereinafter defined) from time to time party hereto, and CITIZENS BANK OF PENNSYLVANIA, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $95,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).

“Acquired Company” shall mean ATS Corporation, a Delaware corporation and its Subsidiaries.

“Acquisition” shall mean the acquisition by the Acquisition Subsidiary of not less than 90% of the outstanding Equity Interests of the Acquired Company by means of the Tender Offer pursuant to the Merger Agreement.

“Acquisition Documents” shall mean (a) that certain Agreement and Plan of Merger by and among the Borrower, Acquisition Subsidiary and ATS Corporation dated as of February 21, 2012 (as amended thereafter in a manner that would not be materially adverse to the Lenders, or as otherwise approved by the Lenders, the “Merger Agreement”) and (b) any other material agreement, document or instrument executed in connection with the foregoing, in each case as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Acquisition Subsidiary” shall mean Atlas Merger Subsidiary, Inc.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Adjusted EBITDA” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, Consolidated EBITDA for such fiscal period minus any amount added back in the calculation of Consolidated EBITDA for the payment of any settlement, judgment or arbitration award payment made with respect to the Disclosed Litigation Obligation.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Aggregate Incremental Amount” shall have the meaning set forth in Section 2.22.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by RBS Citizens at its principal office in Boston, Massachusetts as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by RBS Citizens as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month.  Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Margin for (a) Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”.

Applicable Margin

Level	Consolidated Total Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee
I	Less than to 2.75 to 1.0	3.25%	2.25%	.375%
II	Equal to or greater than 2.75 to 1.0 but less than 3.25 to 1.0	3.50%	2.50%	.400%
III	Equal to or greater than 3.25 to 1.0 but less than 3.75 to 1.0	3.75%	2.75%	.400%
IV	Equal to or greater than 3.75 to 1.0 but less than 4.25 to 1.0	4.00%	3.00%	.500%
V	Equal to or greater than 4.25 to 1	4.50%	3.50%	.500%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”).  Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date.  After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Margin for the Revolving Loans shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Consolidated Total Leverage Ratio.  Notwithstanding the foregoing, the initial Applicable Margins shall be that set forth in Level III until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first full fiscal quarter to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders; provided that if the quarterly financial information as of the most recent Interest Determination Date would result in a higher Applicable Margin (i.e. Level V), such higher Applicable Margin shall apply.  In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.1 and other of their respective rights under this Agreement.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions.  The term “Asset Disposition” shall not include (a) the sale, lease, licensing, transfer or other disposition of assets permitted by Subsections 6.4(a)(i) through (v) or (b) any Equity Issuance.  For the purposes of the mandatory prepayment required by Section 2.7(b)(ii), the term “Asset Disposition” shall not include any Asset Disposition by an Excluded Subsidiary or a Foreign Subsidiary.

“Asset Ratio” means at any time the ratio of (a) the sum of amounts due with respect to Gross Accounts Receivable plus cash and Cash Equivalents to (b) Consolidated Senior Funded Debt.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) Secured Hedging Agreements; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”).  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider.  Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b).

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of any Credit Party or Subsidiary owing to a Bank Product Provider relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(g).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Bankruptcy Event of Default” shall mean an Event of Default specified in Section 7.1(f).

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall mean the business operated by the Credit Parties or any of their Subsidiaries.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralized LC” shall have the meaning set forth in Section 2.3(k).

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s, (g) money market accounts subject to Rule 2a-7 of the Exchange Act (“SEC Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (f) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in SEC Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in SEC Rule 2a-7) and (h) shares of any so-called “money market fund,” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.4(b).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean at any time the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then outstanding Voting Stock of the Parent; (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Sponsor or a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; (c) the Parent shall fail, directly or indirectly, to legally and beneficially own 100% of each of (i) the Equity Interests and (ii) the Voting Stock of the Borrower, (d) the Permitted Holders shall fail, directly or indirectly, to legally and beneficially own 51% of the Voting Stock of the Parent and (e) the Sponsor shall fail, directly or indirectly, to legally and beneficially own 25% of the Voting Stock of the Parent.

“Chief Executive Officer” shall mean S. Bradford Antle.

“Citizens Bank” shall mean Citizens Bank of Pennsylvania, together with its successors and/or assigns.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that from time to time secures the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.

“Commitment” shall mean the Revolving Commitments, the Incremental Revolving Facility, the LOC Commitment, the Term Loan Commitments and the Swingline Commitment,

individually or collectively, as appropriate.  The Revolving Commitment and Term Loan Commitment of each Lender as of the Closing Date shall be set forth on Schedule A hereto.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Participation Interests at such time.

“Commonly Controlled Entity” shall mean, as of any date of determination, an entity, whether or not incorporated, which is under common control with the Parent or the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Parent or the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, all expenditures of the Parent and its Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations.  The term “Consolidated Capital Expenditures” shall not include (a) the Acquisition and any Permitted Acquisition, (b) capital expenditures in respect of the reinvestment of proceeds from Extraordinary Receipts in accordance with the terms of Section 2.7(b)(vi), (c) capital expenditures financed with the proceeds of Indebtedness permitted to be incurred under this Agreement or Equity Issuances, or (d) capital expenditures made simultaneously with the trade-in of existing equipment to the extent of the value attributed to the traded-in equipment.

“Consolidated EBITDA” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Parent and its Subsidiaries for such period, (iv) transaction costs and expenses incurred in connection with the Acquisition in an aggregate amount not to exceed $4,000,000

(which such amount shall be evidenced in form and substance reasonably satisfactory to the Administrative Agent), (v) transaction expenses incurred in connection with any acquisitions completed prior to the Closing Date or any completed Permitted Acquisitions (to the extent actually incurred), in an amount not to exceed $2,000,000 per fiscal year, (vi) transaction expenses incurred in connection with any terminated acquisitions (which would have constituted Permitted Acquisitions), in an amount not to exceed $500,000 per fiscal year, (vii) litigation expenses incurred by the Credit Parties in connection with the Disclosed Litigation in an amount not to exceed $750,000 per fiscal year, (viii) any settlement, judgment or arbitration award payment made with respect to the Disclosed Litigation Obligation to the extent permitted pursuant to Section 6.10(e), in an aggregate amount during the term of this Agreement not to exceed the Disclosed Litigation Obligation Permitted Amount, (ix) Management Fees, out-of-pocket expenses and indemnity payments, in each case, pursuant to the terms and conditions of the Professional Services Agreement, and directors fees, in each case to the extent permitted by Section 6.10 of this Agreement and (x) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses); minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any extraordinary, unusual or non-recurring gains (including gains on sales of assets outside of the ordinary course of business); provided, that, notwithstanding the foregoing, Consolidated EBITDA for each of the fiscal quarters ending on March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 shall be assumed to be $6,135,000.

“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Parent and its Subsidiaries on a Consolidated basis.

“Consolidated Gross Revenues” shall mean total gross revenues of the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Parent and its Subsidiaries on a Consolidated basis net of interest income.

“Consolidated Total Leverage Ratio” shall mean as of the last day of any fiscal quarter of the Borrower, for the Parent and its Subsidiaries on a Consolidated basis, the ratio of (1) Consolidated Funded Debt of the Parent and its Subsidiaries on such date, to (2) Consolidated EBITDA.

“Consolidated Net Income” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period ending on such date, the net income (excluding extraordinary losses and gains and all non-cash income, interest income and tax credits, rebates and other benefits) of the Parent and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.

“Consolidated Senior Funded Debt” shall mean, as of any date of determination, Funded Debt of the Parent and its Subsidiaries on a Consolidated basis, excluding Subordinated Debt.

“Consolidated Senior Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Parent and its Subsidiaries on a Consolidated basis, the ratio of (1) Consolidated Senior Funded Debt of the Parent and its Subsidiaries on such date, to (2) Consolidated EBITDA.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries on a Consolidated basis as of such date of determination less (b) current liabilities (excluding the current portion of long term Indebtedness) of the Parent and its Subsidiaries on a Consolidated basis as of such date of determination, all as determined in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Credit Documents” shall mean this Agreement, each of the Notes, the Subordination Agreement, any Joinder Agreement, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Guaranty, the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, (i) all Hedging Agreements provided by a Bank Product Provider and (ii) all other Bank Product Debt (up to an aggregate amount of $5,000,000).

“Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any Equity Issuance or any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Sections 6.1(a)-(i) hereof).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin, if any, applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum. and (c) when used with respect to any other fee or amount due hereunder, a rate equal to (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Disclosed Litigation” shall mean that certain threatened litigation previously disclosed to the Lenders.

“Disclosed Litigation Obligation” shall mean those certain payment obligations owing by the Credit Parties with respect to any settlement, judgment or arbitration award concerning the Disclosed Litigation.

“Disclosed Litigation Obligation Permitted Amount” shall mean the maximum amount of the Disclosed Litigation Obligation permitted to be paid by the Credit Parties so long as (A) such amount does not exceed 25% of Adjusted EBITDA for the twelve month period preceding the date of such payment, (B) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 (calculated using Consolidated EBITDA, if applicable), (C) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (D) on a Pro Forma Basis, after giving effect to such payment, there shall be at least $10,000,000 of Net Borrowing Availability.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the

Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Permitted Holders, the Parent, any of the Parent’s or a Permitted Holder’s Affiliates or Subsidiaries or any holder of Subordinated Debt.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party or a Subsidiary of (a) shares or interests of its Equity Interest, (b) any shares or interests of its Equity Interest pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interest pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interest.  For the purposes of the mandatory prepayment required by Section 2.7(b)(iv), the term “Equity Issuance” shall not include (i) any Equity Interest issued as consideration for the Acquisition, a Permitted Acquisition or issued to provide funds to finance the Acquisition, a Permitted Acquisition or Capital Expenditures, (ii) any Asset Disposition, (iii) any Debt Issuance, (iv) any Equity Interest issued (x) to the Sponsor or any Permitted Holder, or (y) to management and employees of any Credit Party or any of their Subsidiaries under compensation arrangements, or (v) any Specified Equity Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow” shall mean, with respect to any fiscal year of the Borrower, for the Parent and its Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such fiscal year on account of Consolidated Capital Expenditures other than to the extent any such Consolidated Capital Expenditure is made with the proceeds of new Indebtedness, an Equity Issuance or the reinvestment of proceeds of Extraordinary Receipts in accordance with the terms of Section 2.7(b)(vi) minus (c) Scheduled Funded Debt Payments made during such period minus (d) Consolidated Interest Expense (excluding any Consolidated Interest Expense associated with intercompany indebtedness) for such period minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Parent and its Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital minus (g) non-cash charges for such period to the extent subtracted pursuant to clause (c) of the definition of Consolidated EBITDA plus (h) decreases in Consolidated Working Capital (unless caused by customer prepayments or unearned revenues in each case as determined in accordance with GAAP) minus (i) costs and expenses incurred in connection with the Acquisition in an aggregate amount not to exceed $4,000,000 (which amount shall be evidenced in form and substance reasonably satisfactory to the Administrative Agent) minus (j) transaction expenses incurred in connection with any acquisitions completed prior to the Closing Date or any completed Permitted Acquisitions (to the extent actually incurred), in an amount not to exceed $2,000,000 per fiscal year minus (k) transaction expenses incurred in connection with any terminated acquisitions (which would have constituted Permitted Acquisitions), in an amount not to exceed $500,000 per fiscal year, minus (l) litigation expenses incurred by the Credit Parties in connection with the Disclosed Litigation in an amount not to exceed $750,000 per fiscal year, minus (m) any settlement, judgment or arbitration award payment made with respect to the Disclosed Litigation Obligation to the extent permitted pursuant to Section 6.10(e), in an aggregate amount during the term of this Agreement not to exceed the Disclosed Litigation Obligation Permitted Amount minus (n) Management Fees, out-of-pocket expenses and indemnity payments, in each case, pursuant to the terms and conditions of the Professional Services Agreement, and directors fees, in each case to the extent permitted by Section 6.10 of this Agreement

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean on any date, any Subsidiary of the Parent that has had less than 2% of Consolidated total assets of the Parent and its Subsidiaries and 2% of annual consolidated revenues of the Parent and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 4.1(k) or 5.1(a) prior to such date; provided that at no time shall all Excluded Subsidiaries have in the aggregate Consolidated total assets or annual Consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 4.1(k) or 5.1(a) prior to such time) in excess of 5% of Consolidated total assets or of annual Consolidated revenues, respectively, of the Borrower and its Subsidiaries.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1(c) hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from tax refunds, proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.7 or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Assignment of Claims Act” means, collectively, the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean a collective reference to (a) that certain Administrative Agent Fee Letter dated as of February 17, 2012 by and between RBS Citizens, in its capacity as joint lead arranger, Citizens Bank and the Borrower from time to time regarding the payment of certain fees in connection with this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time or (b) that certain Joint Fee Letter dated as of February 17, 2012 by and between RBS Citizens, in its capacity as joint lead arranger, Citizens Bank, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Bank of America, N.A., SunTrust

Bank, SunTrust Robinson Humphrey, Inc. and the Borrower from time to time regarding the payment of certain fees in connection with this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination for the trailing four (4) consecutive fiscal quarter period of the Borrower ending on such date, for the Parent and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA minus Consolidated Capital Expenditures, Restricted Payments and income taxes paid or payable in cash during such period, to (b) the sum of Consolidated Interest Expense paid or payable in cash for such period plus Scheduled Funded Debt Payments for such period (including the principal component of payments due on Capital Leases during such period.)  Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for the four fiscal quarter period ending March 31, 2012, (i) Scheduled Funded Debt Payments for each of the fiscal quarters ending on June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 shall be assumed to be $875,000 and (ii) Consolidated Interest Expense for each of the fiscal quarters ending on June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 shall be assumed to be $1,650,000.

“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e), (f) and (g) of such definition).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the

United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.17.

“Government Contract” shall mean any contract entered into between the Parent, the Borrower or any of their Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof providing for the sale of products or services to a Governmental Authority.

“Government Contract Capital Lease” means a Capital Lease entered into by a Credit Party for personal property which is subleased by such Credit Party to one or more Governmental Authorities under one or more Government Contracts, to the extent that and for so long as such Governmental Authorities are obligated under the terms of such Government Contracts to make sublease payments with respect to such property in an aggregate amount not less than the payments due from such Credit Party under such Capital Lease.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Accounts Receivable” means Receivables of a Credit Party arising in the ordinary course of business, payable in accordance with reasonably customary trade terms.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Incremental Revolving Facility” shall have the meaning set forth in Section 2.22.

“Incremental Revolving Loan” shall mean any loan made under the Incremental Revolving Facility.

“Incremental Term Loan” shall have the meaning set forth in Section 2.22.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interest issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six (6) months after the Maturity Date, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon and (m) all Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean any and all U.S. and foreign intellectual property rights (other than shrink wrap licenses for readily available software), including trade secrets, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)           initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three, or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)          if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)          no Interest Period in respect of any Loan shall extend beyond the Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v)           no more than six (6) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Equity Interest, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean, as the context may require, (a) with respect to any Existing Letter of Credit, SunTrust Bank and (b) with respect to all other Letters of Credit, Citizens Bank, together with any successor.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“LC Cash Collateral” shall have the meaning set forth in Section 2.3(k).

“LC Cash Collateralization Date”  shall have the meaning set forth in Section 2.3(k).

“Lender” shall mean any of the several banks and other financial institutions signatory to this Agreement on the Closing Date and any Eligible Assignees as are, or may from time to time become parties to this Agreement; provided that notwithstanding the foregoing, “Lender” shall not include a Permitted Holder, any Credit Party, any Permitted Holder’s or Credit Party’s Affiliates or Subsidiaries, any holder of any Subordinated Indebtedness of the Credit Parties or any of their Affiliates or Subsidiaries or a natural Person.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and/or Term Loan Commitment Percentage.

“Letter of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement and (c) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time in accordance with the terms of this Agreement.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the

Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan, the Term Loan, any Incremental Revolving Loan, any Incremental Term Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit in accordance with the terms of this Agreement, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any Collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Management Fees” means those certain management fees payable under the Professional Services Agreement.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its material obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or any Lender hereunder or thereunder.

“Material Contract” shall mean (a) any contract or other agreement listed on Schedule 3.24, (b) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $2,500,000 per annum, (c) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing at least $2,500,000 per annum or $10,000,000 of the total Consolidated revenues of the Parent and its Subsidiaries over the life of such Material Contract and (d) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” shall mean a Government Contract which is also a Material Contract.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is five (5) years following the Closing Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the next Business Day.

“Merger Agreement” shall have the meaning set forth in the definition of Acquisition Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean any owned or leased real property of a Credit Party listed on Schedule 3.19(d).

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Borrowing Availability” means, at any time, the amount by which the Revolving Credit Amount exceeds the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Extraordinary Receipt, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition and (c) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition, Equity Issuance, Debt Issuance or Extraordinary Receipt and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” or “Notes” shall mean the Revolving Notes, the Term Loan Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate.  A Form of Notice of Borrowing is attached as Exhibit 1.1(d).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Owned Intellectual Property” shall mean the Intellectual Property owned by the Credit Parties.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Participant Register” has the meaning specified in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to import, manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)            no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)           the Administrative Agent shall receive a certificate of a Responsible Officer, with supporting data and calculations, in form and detail reasonably acceptable to the Administrative Agent, and demonstrating that, after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Consolidated Total Leverage Ratio shall be 0.25 to 1.0 less than the then applicable level set forth in Section 5.9;

(iii)          the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target to the extent required to be pledged in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10;

(iv)          the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and at least forty-five (45) days prior to the date of such acquisition, (C) Consolidated projected income statements of the Parent and its Consolidated Subsidiaries (giving effect to such acquisition), (D) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition a certificate substantially in the form of Exhibit 1.1(f), executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement, (E) to the extent prepared, a quality of earnings report for the Target and (F) to the extent prepared, a market analysis report for the Target, in each case in form and substance satisfactory to the Administrative Agent;

(v)           the Target shall have cumulative earnings before interest, taxes, depreciation and amortization (“Target EBITDA) for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, and the method of and amounts used in such calculation of Target EBITDA shall be approved by the Administrative Agent, acting reasonably;

(vi)          such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target;

(vii)         after giving effect to such acquisition, there shall be at least $10,000,000 of Net Borrowing Availability; and

(viii)        the aggregate consideration (including without limitation earn outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Parent and its Subsidiaries) paid by the Parent and its Subsidiaries (A) for any individual acquisition (or series of related acquisitions) shall not exceed $50,000,000 and (B) for all acquisitions made during the term of this Agreement shall not exceed $100,000,000.

“Permitted Holders” shall mean (a) Frontenac Company, Neuberger Berman, LLC, Thrivent Investment Management, Inc., PNC Capital Finance, LLC or John Hancock Life Insurance Company or any Person that is, directly or indirectly, an Affiliate or fund controlled or managed thereby, and (b) S Bradford Antle, Thomas E. Dunn, Thomas E. Lloyd, Ray J. Oleson, William M. Parker, David Deptula, Tim May and Thomas B. Pettit, and their heirs and estates, executors, administrators, trustees or any similar fiduciary acting solely in such capacity.

“Permitted Investments” shall mean:

(a)           cash and Cash Equivalents;

(b)           Investments existing as of the Closing Date as set forth on Schedule 1.1(a);

(c)           receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with reasonably customary trade terms;

(d)           Investments in and loans to any Credit Party;

(e)           loans and advances to officers, directors and employees in an aggregate amount not to exceed $250,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including, to the extent applicable, Sarbanes-Oxley);

(f)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)           Investments, acquisitions or transactions permitted under Section 6.4;

(h)           the Acquisition;

(i)            Permitted Acquisitions; and

(j)            Cash Management Services, Hedging Agreements and commercial credit card, purchase card and merchant card services not otherwise prohibited hereunder; and

(k)           other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

“Permitted Liens” shall mean:

(a)           Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b)           Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations and the obligations under such Bank Product on a pari passu basis;

(c)           Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)           Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(e)           statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;

(f)            pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $1,000,000;

(g)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)            Liens existing on the Closing Date and set forth on Schedule 1.1(b) or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such Liens; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon;

(j)            any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k)           Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(l)            any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(m)          restrictions on transfers of securities imposed by applicable Securities Laws;

(n)           Liens arising out of judgments or awards not resulting in an Event of Default;

(o)           any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(p)           assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(q)           Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender (i) to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder and (ii) created in connection with Cash Collateralized LCs pursuant to Section 2.3(k); and

(r)            additional Liens securing Indebtedness that is otherwise permitted under Section 6.1, so long as the value of the assets secured thereby does not exceed $1,000,000 in the aggregate.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Primary Accounts” shall have the meaning set forth in Section 5.16(f).

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent quarter end preceding the date of such transaction.

“Professional Services Agreement” shall mean that certain Professional Services Agreement dated as of June 25, 2010, between the Sponsor and the Borrower.

“Properties” shall have the meaning set forth in Section 3.10(a).

“RBS Citizens” shall mean RBS Citizens, N.A., together with its successors and/or assigns.

“Receivables” means all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by any Credit Party.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” shall have the meaning set forth in Section 8.9(b).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (A) the outstanding Revolving Commitments and Term Loan or (B) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that (a) to the extent there are at least two (2) Lenders party hereto, Required Lenders must include at least two (2) Lenders and (b) if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the binding interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not have the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” shall have the meaning set forth in Section 8.9(a).

“Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof and in which the Administrative Agent has an incumbency certificate indicating such officer is a duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries, (f) the Management Fees, directors fees and any other cash payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Affiliate or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary and (g) any payments made to satisfy, in whole or in part, the Disclosed Litigation Obligation.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is named in a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the Parent and its Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Bank Product Provider, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Bank Product Providers.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities (calculated in accordance with applicable bankruptcy laws), of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured (calculated in accordance with applicable bankruptcy laws); (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Representations” shall have the meaning set forth in Section 4.1.

“Specified Equity Contribution” shall have the meaning set forth in Section 5.9(e).

“Specified Equity Contribution Request” shall have the meaning set forth in Section 5.9(e).

“Sponsor” shall mean Frontenac IX Private Capital, L.P. and any other any Person that is, directly or indirectly, an Affiliate or fund controlled or managed by Frontenac Company.

“Subordinated Debt” shall mean (a) the Subordinated Notes and (b) any other any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subordinated Notes” shall mean those certain senior subordinated promissory notes issued by the Borrower to PNC Capital Finance, LLC dated as of [          ], 2012.

“Subordination Agreement” shall mean that certain subordination agreement dated as of the date hereof by and among the Administrative Agent, on behalf of the Secured Parties, PNC Capital Finance, LLC, as subordinated creditor, and the Borrower, as amended, restated, supplemented, amended and restated or otherwise modified from time to time in accordance with the term hereof, which shall contain subordination and other terms acceptable to the Administrative Agent including, without limitation, (a) a maturity date of not less than one year following the Maturity Date, (b) payment of cash interest of not more than 12.0% per annum and (c) standstill periods of not less than 180 days.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Applicable Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” shall mean Citizens Bank and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” shall mean the offer of the Acquisition Subsidiary to purchase all of the outstanding shares of common stock, par value $0.0001 per share and valued at 3.20 per share, of the Acquired Company, net to the seller in cash, without interest and less any required withholding taxes, on the terms and subject to the conditions set forth in the Tender Offer Statement filed with the SEC on February 28, 2012, together with any amendments or supplements thereto filed with the SEC on or before March 29, 2012.

“Term Loan” shall have the meaning set forth in Section 2.2(a).

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Title Insurance Company” shall have the meaning set forth in the definition of “Mortgage Policy”.

“Trademark Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, domain names, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all renewals thereof.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the consummation of the Acquisition and the other transactions contemplated hereby to occur in connection with such closing and the Acquisition (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.16.

“Voting Stock” shall mean, with respect to any Person, Equity Interest issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2            Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3            Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent reviewed or audited, as applicable, Consolidated financial statements of the Borrower delivered to the Lenders.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period.

The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 or otherwise, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments (including, without limitation, pro forma cost savings) mutually acceptable to the Borrower and the Administrative Agent, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Asset Disposition permitted by Section 6.4(a)(vi), (A) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent (after consultation with the Lenders) and (B) Indebtedness that is repaid with the proceeds of such Asset Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.4            Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5            Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates to be executed by a Credit Party in connection therewith must be signed by a Responsible Officer.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1            Revolving Loans.

(a)           Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (which, together with any revolving credit loans made pursuant to any Incremental Revolving Facility, shall be referred to herein as “Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to TWENTY-FIVE MILLION DOLLARS ($25,000,000) (as such aggregate maximum amount may be increased from time to time as provided for in Section 2.22 and reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment, (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect.  Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof and (iii) no more than $5,000,000 of Revolving Loans may be advanced on the Closing Date; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of

Exhibit 2.1(a), not less than three (3) Business Days prior to the Closing Date.  LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)           Revolving Loan Borrowings.

(i)            Notice of Borrowing.  The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans.  Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor and (E) the applicable account information for the disbursement of such Loan proceeds.  If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii)           Minimum Amounts.  Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).  Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)          Advances.  Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent on such date by crediting the account of the Borrower on the books of such office (or such other account(s) that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment.  Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period.  The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)           Interest.  Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i)            Alternate Base Rate Loans.  During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)           LIBOR Rate Loans.  During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)           Revolving Notes; Covenant to Pay.  The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e).  The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2            Term Loan.

(a)           Term Loan.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of SEVENTY MILLION DOLLARS ($70,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth.  Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent on the Closing Date by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).  The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), not less than three (3) Business Days prior to the Closing Date.  LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.  Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)           Repayment of Term Loan.  The principal amount of the Term Loan shall be repaid in consecutive quarterly installments in the amounts and on the dates set forth below, unless accelerated sooner pursuant to Section 7.2.  Any remaining outstanding principal amount of the Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Term Loan shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

Payment Due Date	Principal Payment Amount On Each Payment Due Date
September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013	$875,000
September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014	$1,312,500
September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015	$1,750,000
September 30, 2015, December 31, 2015, March 15, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017	$2,625,000
Maturity Date	The remaining outstanding principal amount of the Term Loan

(c)           Interest on the Term Loan.  Subject to the provisions of Section 2.8, the Term Loan shall bear interest as follows:

(i)            Alternate Base Rate Loans.  During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)           LIBOR Rate Loans.  During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d)           Term Loan Notes; Covenant to Pay.  The Borrower’s obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrower to such Term Loan Lender in substantially the form of Exhibit 2.2(d).  The Borrower covenants and agrees to pay the Term Loan in accordance with the terms of this Agreement.

Section 2.3            Letter of Credit Subfacility.

(a)           Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance.  Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that, other than as set forth in Section 2.3(k), no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Each Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender. The Borrower’s Reimbursement Obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.  Citizens Bank shall be the Issuing Lender on all Letters of Credit issued after the Closing Date (including, without limitation, with respect to the renewal of any Existing Letter of Credit).  The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

(b)           Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance.  The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.  The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit.  The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)           Participations.  Each Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms.  Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof.  The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)           Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent.  The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 10:00 A.M. on a Business Day or, if after 10:00 A.M., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents.  If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Default Rate.  Unless the Borrower shall immediately notify the Issuing Lender and the

Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations.  The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received.  If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate.  Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Repayment with Revolving Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon.  In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)            Modification, Extension.  The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)           ISP98.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h)           Conflict with LOC Documents.  In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Agreement shall control.

(i)            Designation of Subsidiaries as Account Parties.  Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j)            [Reserved].

(k)           Letters of Credit Expiring After Maturity Date.  The Borrower may elect to extend any Letter of Credit beyond the Maturity Date (a “Cash Collateralized LC”) so long as the Borrower delivers cash collateral to the Issuing Lender on the date that the Borrower requests such Letter of Credit if the expiration date of such Letter of Credit would occur after the Maturity Date (the “LC Cash Collateralization Date”) in an amount equal to 105% of the face amount of any such Letter of Credit (the “LC Cash Collateral”).  To the extent the Borrower fails to provide the LC Cash Collateral on the LC Expiration Date, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in an amount equal to 100% of the face amount of the Cash Collateralized LC as provided in Section 2.3(e) hereof, the proceeds of which will be delivered to the Issuing Lender as Cash Collateral.  In the event that any Mandatory LOC Borrowing cannot for any reason be made on the LC Cash Collateralization Date, then each such Revolving Lender hereby agrees that it shall promptly fund its Participation Interests in such Cash Collateralized LC (which shall be delivered to the Issuing Lender as Cash Collateral).  Upon the Cash Collateralization of any Letter of Credit pursuant to this Section 2.3(k), such Cash Collateralized LC shall be deemed to be issued outside of this Agreement; provided, that, the fees associated with such Letter of Credit as provided in Section 2.5 shall continue to accrue, but shall thereafter be solely for the benefit of the Issuing Lender.

Section 2.4            Swingline Loan Subfacility.

(a)           Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Swingline Loan Borrowings.

(i)            Notice of Borrowing and Disbursement.   The Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Swingline Lender (the “Cash Management Swingline Loans”). In addition, upon receiving a Notice of Borrowing from the Borrower not later than 12:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will, in its sole discretion, make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent.  Other than with respect to Cash Management Swingline Loans, Swingline Loan borrowings hereunder shall be made in minimum amounts of $50,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii)           Repayment of Swingline Loans.  Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the date that is five (5) days prior to the Maturity Date or (B), upon request by the Administrative Agent (which, so long as no Event of Default has occurred and is continuing, shall not be earlier than five (5) days after such borrowing).  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”).  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith.  In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.  The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c)           Interest on Swingline Loans.  Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)           Swingline Note; Covenant to Pay.  The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d).  The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

(e)           [Reserved].

Section 2.5            Fees.

(a)           Commitment Fee.  Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount.  For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount.  The Commitment Fee shall be calculated and payable quarterly in arrears on the last Business Day of each calendar quarter.

(b)           Letter of Credit Fees.  Subject to Section 2.21, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration.  The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c)           Issuing Lender Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).  The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.25% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it.  The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d)           Administrative Fee.  The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.6            Commitment Reductions.

(a)           Voluntary Reductions.  The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $500,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in according to its Revolving Commitment Percentage.

(b)           LOC Committed Amount.  If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.  For the avoidance of doubt, the Revolving Committed Amount shall not be reduced below the then-outstanding LOC Obligations.

(c)           Swingline Committed Amount.  If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d)           Maturity Date.  The Revolving Commitments shall automatically terminate on the Maturity Date. The LOC Commitment shall automatically terminate on the date that is thirty (30) days prior to the Maturity Date.  The Swingline Commitment shall automatically terminate on the date that is five (5) days prior to the Maturity Date.

Section 2.7            Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right to (i) prepay the Term Loans in whole or in part from time to time; provided, however, that each partial prepayment of Term Loans that are (A) Alternate Base Rate Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (B) LIBOR Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (ii) repay the Revolving Loans and Swingline Loans in whole or in part from time to time; provided, however, that each partial repayment of Revolving Loans that are (A) Alternate Base Rate Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (B) LIBOR Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $50,000 in excess thereof (or the remaining outstanding principal amount).  The Borrower shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable).  To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be applied ratably to the remaining principal installments thereof.  Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.  To the extent the Borrower elects to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages.

(b)           Mandatory Prepayments.

(i)            Revolving Committed Amount.  If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vii) below).

(ii)           Asset Dispositions.  Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Loans and/or Cash Collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vii) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing on the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of Asset Dispositions in any fiscal year of the Borrower is equal to or greater than $1,000,000 and (B) to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties within 365 days of the receipt of such Net Cash Proceeds, it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or Cash Collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (vii) below).

(iii)          Debt Issuances.  Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below).

(iv)          Issuances of Equity.  Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Equity Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the LOC Obligations in an aggregate amount equal to fifty percent (50%) of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vii) below).

(v)           Excess Cash Flow.  Within one hundred thirty-five (135) days after the end of each fiscal year, if the Borrower’s Total Leverage Ratio as of the end of such fiscal year is (i) equal to or greater than 2.50 to 1.00, the Borrower shall prepay the Loans and Cash Collateralize the LOC Obligations in an aggregate amount equal to (A) 50% of the Excess Cash Flow for such fiscal year minus (B) the aggregate amount of prior optional prepayments of the Term Loan and of the Revolving Loans to the extent accompanied by a corresponding reduction of the Revolving Commitments made during such fiscal year (such prepayments in this clause (v) to be applied as set forth in clause (vii) below), (ii) less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00, the Borrower shall prepay the Loans and Cash Collateralize the LOC Obligations in an aggregate amount equal to (A) 25% of the Excess Cash Flow for such fiscal year minus (B) the aggregate amount of prior optional prepayments of the Term Loan and of the Revolving Loans to the

extent accompanied by a corresponding reduction of the Revolving Commitments made during such fiscal year (such prepayments in this clause (v) to be applied as set forth in clause (vii) below) and (iii) less than 1.50 to 1.00, then no annual Excess Cash Flow prepayment shall be required.

(vi)          Extraordinary Receipts.  Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Extraordinary Receipt, the Borrower shall prepay the Loans and/or Cash Collateralize LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Extraordinary Receipt (such prepayment to be applied as set forth in clause (vii) below); provided, however, that so long as no Default or Event of Default has occurred and is continuing on the date of receipt of such Net Cash Proceeds, Net Cash Proceeds from insurance or condemnation proceeds shall not be required to be so applied (A) until the aggregate amount of Extraordinary Receipts in any fiscal year of the Borrower is equal to or greater than $1,000,000 and (B) to the extent the Borrower delivers to the Administrative Agent a certificate stating that Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties within 365 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or Cash Collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (vii) below).

(vii)         Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section shall be applied as follows:

(A)          with respect to all amounts prepaid pursuant to Section 2.7(b)(i), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to Cash Collateralize the LOC Obligations; and

(B)          with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (vi), (1) first to the Term Loan and (ratably to the remaining amortization payments thereof), (2) second to the Swingline Loans (without a corresponding reduction of the Swingline Committed Amount), (3) third to the Revolving Loans (without a corresponding reduction of the Revolving Committed Amount) and (4) fourth, if an Event of Default exists at the time of such prepayment, to a cash collateral account in respect of LOC Obligations (without a corresponding reduction of the LOC Committed Amount).  Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

With respect to the applications set forth above, upon such time (a) as the event triggering the requirement to Cash Collateralize is cured, waived or no longer exists or (b) respect to any Letter of Credit being Cash Collateralized, when such Letter of Credit expires or is terminated and no LOC Obligations exists, in each case, the amount deposited into such cash collateral account required pursuant to this clause (vii)(B)  shall be returned to the Credit Parties.

(c)          Bank Product Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of the agreements governing such Bank Product.

Section 2.8            Default Rate and Payment Dates.

(a)           If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)           Upon the occurrence and during the continuance of a Bankruptcy Event of Default or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest at a rate per annum which is equal to the Default Rate.  Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1.  Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c)           Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.9            Conversion Options.

(a)           The Borrower may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or extension.  In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion.  If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period.  If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof for LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 for Alternate Base Rate Loans.

(b)           Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10         Computation of Interest and Fees; Usury.

(a)           Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)                                  It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11                            Pro Rata Treatment and Payments.

(a)                                 Allocation of Payments Prior to Exercise of Remedies.  Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders.  Unless otherwise required by the terms of this Agreement, each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder and under the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower.  Each payment on account of any fees pursuant to

Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees).  Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans and on the Term Loan, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis in accordance with the terms of Section 2.7(a) hereof.  Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(a).  Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7(b).  All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.16(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 3:00 P.M. on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  Amounts distributed with respect to any Bank Product Debt shall be the last Bank Product Amount reported to the Administrative Agent; provided that any such Bank Product Provider may provide an updated Bank Product Amount to the Administrative Agent prior to payments made pursuant to this Section.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

(b)                                 Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or

Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (other than amounts described in clause SIXTH below) and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, with respect to any Bank Products (other than Secured Hedging Agreements), to the payment of any amounts due under such Bank Products and any interest accrued thereon, in an amount not to exceed $5,000,000; and

SEVENTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and

LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SEVENTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SEVENTH” above in the manner provided in this Section.

Section 2.12                            Non-Receipt of Funds by the Administrative Agent.

(a)                                 Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the

Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13                            Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for an applicable Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate do not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during an Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period for a LIBOR Tranche.

Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans, any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.14                            Yield Protection.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)                                  subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Rate Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15                            Compensation for Losses; Indemnity; Eurocurrency Liabilities.

(a)                                 Compensation for Losses.   Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)                                     any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)                                  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)                               any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19.

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits or margin.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

(b)                             The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Borrower shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

Section 2.16                            Taxes.

(a) Issuing Lender.  For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender.

(b)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(c)  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)  Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)  executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.17                            Indemnification; Nature of Issuing Lender’s Duties.

(a)                                 In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)                                 As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  Neither the Issuing Lender nor any Lender shall be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts, excluding, in each case, the gross negligence or willful misconduct by the Issuing Lender or any Lender.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)                                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)                                 Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.3(d) hereof.  The obligations of the Credit Parties under this Section shall survive the termination of this Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e)                                  Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18                            Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Libor Rate Loans, or within such earlier period as required by law as Alternate Base Rate Loans.  The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19                            Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall pay the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20                            Cash Collateral.

(a)                                 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Lender (with a copy to the Administrative Agent) or any Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.21(b) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied pursuant to clause (c) below.  If at any time the Administrative Agent, Issuing Lender or Swingline Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21  in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein

(including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral; provided that, Subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.21                            Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s or Swingline Lender’s Fronting Exposure in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s and the Swingline Lender’s future Fronting Exposure with respect to such

Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a) (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               Commitment Fees.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Letter of Credit Fees.  Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.20.

(C)                               Reallocation of Fees.  With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting

Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.22                            Incremental Facilities.

(a)                                 Incremental Term Loans and Incremental Revolving Facilities.  Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time (but not to exceed five (5) increases in the aggregate) prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of (i) new term loan facilities under this Credit Agreement (each, an “Incremental Term Loan”) and/or (ii) an increase to the Revolving Committed Amount (each, a “Incremental Revolving Facility”) by an aggregate principal amount for all such Incremental Term Loans and Incremental Revolving Facilities of up to $75,000,000 (the “Aggregate Incremental Amount”).

(b)                                 Terms and Conditions.  The following terms and conditions shall apply to any Incremental Term Loan or Incremental Revolving Facility, as applicable:  (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Loan or Incremental Revolving Facility, (ii) the other terms and documentation in respect of any Incremental Term Loans or Incremental Revolving Facility, to the extent not consistent with the Revolving Loans, will be reasonably satisfactory to the Administrative Agent, (iii) any loans made pursuant to an Incremental Term Loan and/or Incremental Revolving Facility shall constitute Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (iv) any such Incremental Revolving Facility or Incremental Term Loan shall mature no sooner than the Maturity Date, as applicable, and any such Incremental Term Facility shall have a weighted average life to maturity no shorter than the weighted average life to maturity of the Term Loans, respectively, (v) any Lenders providing such Incremental Revolving Facility or Incremental Term Loans shall be entitled to the same voting rights as the existing Revolving Lenders and Term Loan Lenders and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Loans and Term Loans, (vi) any such Incremental Term Loan or Incremental Revolving Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth in subsection (e) below, (vii) any such Incremental Term Loan or Incremental Revolving Facility shall be in a minimum principal amount of (A) $10,000,000 and integral multiples of $5,000,000 in excess thereof or (B) the remaining amount of the Aggregate Incremental Amount, if less than $10,000,000, (viii) the proceeds of any such Incremental Term Loan or Incremental Revolving Facility will be used for the purposes set forth in Section 3.11, (ix) the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note who provides an Incremental Term Loan or whose Revolving Commitment is increased, as applicable, pursuant to this Section, (x) if the interest rate margin on any Incremental Term Facility or Incremental Revolving Facility, as applicable (taking into account upfront fees payable to the Lenders making any such Incremental Term Facility), would be at least 0.50% more than the Applicable Margin for the existing Term Loan or the Revolving Loans, as applicable, then the Applicable Margin on such existing Term Loan or Revolving Loans shall be increased such that such Applicable Margin is not more than 0.50% lower than the interest rate margin on such Incremental Term Facility or Incremental Revolving Facility, (xi) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied as of the date of the effectiveness of such Incremental Term Facility or Incremental Revolving Facility, (xii) if requested by the Administrative Agent, the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) to the extent an Extension of Credit is requested at such time, a duly executed Notice of Borrowing, and (xiii) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Term Loan or Incremental Revolving Facility (based on the amounts to be drawn under such Incremental Revolving Facility on the date such Incremental Revolving Facility is consummated) on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Section 5.9, calculated as of the end of the four fiscal quarter period most recently ended for which financial statements are available.  Incremental Term Loans and Incremental Revolving Facilities shall be available to the Borrower notwithstanding any previous election by the Borrower to reduce the Revolving Committed Amount.

(c)                                  Terms and Conditions.  To the extent not set forth herein, the terms and conditions applicable to any Incremental Term Loan Facility or Incremental Revolving Facility (including, without limitation, Applicable Margin and other components of yield, amortization and prepayments) shall be determined at the time such Incremental Term Loan or Incremental Revolving Facility is consummated.

(d)                                 Incremental Revolving Facility.  In connection with the closing of any Incremental Revolving Facility, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Revolving Lenders of Revolving Loans as necessary such that, after giving effect to such Incremental Revolving Facility, each Revolving Lender will hold Revolving Loans and Participation

Interests based on its Commitment Percentage (after giving effect to such Incremental Revolving Facility). The Borrower shall be responsible for any reasonable and documented costs of the Administrative Agent arising hereunder resulting from such reallocation and repayments.  The Applicable Margin and other components of yield applicable to any Incremental Revolving Facility shall be determined at the time such Incremental Revolving Facility is consummated.

(e)           Participation.  Participation in any such Incremental Term Loan or Incremental Revolving Facility shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Incremental Term Loan or Incremental Revolving Facility.  If the Aggregate Incremental Amount requested by the Borrower shall exceed the commitments that the existing Lenders are willing to provide with respect to such Aggregate Incremental Amount, then the Borrower may invite other banks, financial institutions or investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for any portion of such Incremental Term Loan or Incremental Revolving Facility not taken by existing Lenders; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(f)            Amendments.  The Administrative Agent is authorized to enter into, on behalf of the Lenders and the Issuing Lender, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any such Incremental Term Loan or Incremental Revolving Facility, without the prior written consent of the Lenders or the Issuing Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1            Financial Condition.

(a)           (i) The audited Consolidated financial statements of (A) the Acquired Company and its Subsidiaries and (B) the Parent and its Consolidated Subsidiaries, in each case for the fiscal years ended 2010 and 2009, including related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited Consolidated financial statements of the Acquired Company and its Subsidiaries for the year-to-date period ending on the last day of the fiscal quarter that ended at least twenty (20) days prior to the Closing Date, including the related Consolidated of income or operations, equity and cash flows for the year-to-date period ending on such date, and (iii) the unaudited year to date consolidating balance sheet of the Parent and its Subsidiaries, including the actual balance sheet of the Acquired Company and estimating the effect of the Acquisition, as of December 31, 2011 and the related consolidating statements of operations required to calculate EBITDA for the Parent and its Subsidiaries for such period, to include the actual results of the Acquired Company through December 31, 2011:

(A)          were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(B)           fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby.

(b)           The projections of the Parent and its Subsidiaries through the fiscal year ending December 31, 2016 delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions as of the date delivered and taking into account the Transactions.

Section 3.2            No Material Adverse Effect.

Since December 31, 2010, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3            Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Credit Parties are organized and qualified to do business are described on Schedule 3.3.

Section 3.4            Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party.  Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party.  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5            No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any material Requirement of Law or any Material Contract of any Credit Party (except those as to which waivers or consents have been obtained), (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation of any Credit Party other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens.  No Credit Party is in default under or with respect to any of its Contractual Obligations except for any default which could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.6            No Material Litigation.

Both before and after giving effect to the Acquisition, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit, (b) with respect to any of the transactions contemplated hereby (except as set forth on Schedule 3.6 hereto which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), or (c) which could reasonably be expected to have a Material Adverse Effect.  No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.7            Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Credit Party is subject to regulation under the Federal Power Act or the Interstate Commerce Act, which regulation would limit its ability to incur the Credit Party Obligations.

Section 3.8            Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b)  taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and, other than with respect to the Tender Offer (it being understood that the shares tendered to the Borrower in connection with the Tender Offer shall be delisted from its current stock exchange or otherwise fail to qualify as “margin stock” under Regulation U promptly following the Closing Date), the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9            ERISA.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Single Employer Plan complies in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred resulting in any liability of any Credit Party that has remained underfunded, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits and (e) neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10         Environmental Matters.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)           The facilities and properties owned or leased by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b)           The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

(c)           Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have actual knowledge that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, or, to the actual knowledge of the Credit Parties and their Subsidiaries of any other nature at any of the Properties, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.

Section 3.11         Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrower solely (a) finance in whole or in part the Acquisition; (b) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (c) to pay any costs, fees and expenses associated with this Agreement on the Closing Date, (d) to pay any costs, fees and expenses incurred in connection with the Acquisition and (e) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries, including, without limitation, Permitted Acquisitions.

Section 3.12         Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date.  Information on the attached Schedule includes the following:  (a) the number of shares of each class of Equity Interest or other equity interests of each Subsidiary outstanding; and (b) the number and percentage of outstanding shares of each class of Equity Interest owned by the Credit Parties and their Subsidiaries.  The outstanding Equity Interest and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all

Liens (other than those arising under or contemplated in connection with the Credit Documents).  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Parent or any Subsidiary, except as contemplated in connection with the Credit Documents.

Section 3.13         Ownership.

Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in (or in the case of Intellectual Property, a valid license to), all of its respective assets, which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries (other than irregularities or deficiencies in title or leasehold interest which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect), and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens.  Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect (other than irregularities or deficiencies with respect to such leases which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect).

Section 3.14         Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15         Taxes.

Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) other than taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.16         Intellectual Property Rights.

Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted except where failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 3.16 is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties and its Subsidiaries as of the Closing Date (including name/title, current owner, registration or application number, and registration or application date).  Except as disclosed in Schedule 3.16 hereto and as otherwise could not reasonably be expected to have a

Material Adverse Effect, (a) each Credit Party and each of their respective Subsidiaries has the right to use its material Owned Intellectual Property in perpetuity and without payment of royalties, (b) all registrations with and applications to Governmental Authorities in respect of such Owned Intellectual Property are, to the knowledge of the Credit Parties, valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Credit Parties to maintain their validity or effectiveness, and (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of material Intellectual Property for which consent has not been obtained.  None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property, which default could individually or in the aggregate be expected to have a Material Adverse Effect.  No claim has been asserted against any Credit Party or any of their Subsidiaries and is pending by any Person challenging or questioning any Credit Party’s use of any Intellectual Property or the validity or effectiveness of any Owned Intellectual Property, nor to the knowledge of the Credit Parties or any of their Subsidiaries is there any such claim, which in any case could individually or in the aggregate be expected to have a Material Adverse Effect.  To the knowledge of the Credit Parties or any of their Subsidiaries, the use of Intellectual Property by any of the Credit Parties or any of its Subsidiaries does not infringe on the rights of any Person in a manner which could individually or in the aggregate be expected to have a Material Adverse Effect.  The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties, except where failure to do so could not individually or in the aggregate be expected to have a Material Adverse Effect.

Section 3.17         Solvency.

After giving effect to the Transactions, the Credit Parties, taken as a whole, are Solvent.  After giving effect to the Transactions, the Credit Parties, taken as a whole, do not have unreasonably small capital in relation to the business in which they are or they propose to be engaged.  In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons (as described in the Bankruptcy Code) to which one or more of the Credit Parties is or will become indebted.

Section 3.18         Investments.

All Investments of each of the Credit Parties and its Subsidiaries are Permitted Investments.

Section 3.19         Location of Collateral.

Set forth on Schedule 3.19(a) is a list of all Properties of the Credit Parties as of the Closing Date with street address, county and state where located.  Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties with an aggregate book value in excess of $250,000 (excluding inventory in transit or on temporary display at a customer location) is located as of the Closing Date, including county and state where located.  Set forth on Schedule 3.19(c) is the state of incorporation or organization, the chief executive office, the principal place of business, the federal tax identification number and organization identification number of each of the Credit Parties as of the Closing Date.

Section 3.20         No Burdensome Restrictions.

None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21         Brokers’ Fees.

None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions consummated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.

Section 3.22         Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties or their Subsidiaries (a) has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 hereto, or (b) has knowledge of any potential or pending material strike, walkout or work stoppage.  To the knowledge of the Credit Parties, no material unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries which could, individually or in the aggregate, be expected to have a Material Adverse Effect.

Section 3.23         Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries (as modified or supplemented by other information so furnished) to the Administrative Agent, RBS Citizens, in its capacity as joint lead arranger, or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.  Notwithstanding the foregoing, with respect to financial projections, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at such time.

Section 3.24         Material Contracts.

Schedule 3.24 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date.  Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof.  The Credit Parties have delivered to the Administrative Agent a true and complete copy of each Material Contract to the extent requested by the Administrative Agent, provided, the Credit Parties (a) may deliver, or may have delivered, such requested Material Contracts to the Administrative Agent in redacted form to the extent such redaction(s) are necessary to abide by or not violate national security or other governmental restrictions or regulations, (b) may withhold, or may have withheld, in whole or in part, any Material Contract requested pursuant to this subsection in the event that such delivery is expressly prohibited by the terms of such Material Contract and (c) may withhold, or may have withheld, in whole or in part, any Material Contract requested pursuant to this subsection in the event such delivery requires the prior consent of a Government Authority customer, and such consent has not been obtained; provided, the Borrower shall make, or shall have made, within the ninety day (90) period after the Closing Date (or, with respect to any Material Contract delivered to the Administrative Agent after the Closing Date, within the ninety (90) day period after delivery), commercially reasonable efforts to obtain the prior consent of such Government Authority customer.

Section 3.25         Insurance.

The properties of the Credit and their Subsidiaries are insured, with financially sound and reputable insurance companies (not Affiliates of the Credit Parties), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar business and owning similar properties in the localities where the Credit Parties and their Subsidiaries operate and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.26         Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby.  Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State or similar office of the state of incorporation or organization for each Credit Party on behalf of the Lenders, (b) appropriate filings with respect to Intellectual Property and (c) the Administrative Agent obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.27         Real Property.

As of the Closing Date, no Credit Party owns an interest in real property, other than leases.

Section 3.28                            Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.29                            Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.30                            Compliance with OFAC Rules and Regulations.

(a)                                  None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)                                 None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.31                            Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and to the best of its knowledge any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.32                            Consent; Governmental Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).

Section 3.33                            Consummation of Acquisition.

The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Documents as of the Closing Date.  As of the Closing Date, the Acquisition Documents have not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Administrative Agent.  Each of the representations and warranties made in the Acquisition Documents by the Credit Parties and their Subsidiaries is true and correct in all material respects as of the Closing Date both immediately before and immediately after giving effect to the consummation of the Acquisition.

Section 3.34                            Government Contracts.

To the knowledge of the Borrower, no Credit Party or any of its Subsidiaries is materially in default as to the terms of any Government Contract or has received any notices of default or notices to cure under any Government Contract for which the performance deficiency noted by any Governmental Authority has not been cured or otherwise resolved to such Governmental Authority’s satisfaction (or, to the extent applicable, within the time period for cure or resolution provided by such Governmental Authority).  No event has occurred and, to the knowledge of the Borrower, no condition exists that may reasonably be expected to result in the debarment or suspension of a Credit Party or any of its Subsidiaries from any contracting with any Governmental Authority, and no Credit Party nor any Subsidiary of a Credit Party has been subject to any such debarment or suspension prior to the date of this Agreement.  To the knowledge of the Borrower, no Governmental Authority investigation or inquiry involving fraud, deception or willful misconduct has been commenced in connection with any Government Contract of a Credit Party or any of its Subsidiaries or any activities of any Credit Party or any of its Subsidiaries.  No Credit Party or any of its Subsidiaries is party to any administrative agreement with any agency (in lieu of a debarment or other threatened sanction or similar penalty) of the United States Government.

Section 3.35                            Assignment of Payments.

Except with respect to contracts that are subject to the Federal Assignment of Claims Act and comparable state law, each of the Credit Parties and their Subsidiaries has the right to assign to the Administrative Agent all payments due or to become due under each of such Person’s Government Contracts, and there exists no uncancelled prior assignment of payments under any of such Credit Party’s Government Contracts.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1                                   Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the Term Loan and the initial Revolving Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)                                  Execution of Credit Agreement; Credit Documents.  The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a duly executed Term Loan Note, (iv) for the account of the Swingline Lender requesting a promissory note, the duly executed Swingline Note, (v) counterparts of the Security Agreement, the Pledge Agreement and the Subordination Agreement, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, and (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto

(b)                                 Authority Documents.  The Administrative Agent shall have received the following:

(i)                                     Articles of Incorporation/Charter Documents.  Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B), if applicable, to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)                                  Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)                               Bylaws/Operating Agreement.  A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)                              Good Standing.  Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)                                 Incumbency.  An incumbency certificate of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)                                  Legal Opinion of Counsel.  The Administrative Agent shall have received an opinion of Morrison & Foerster LLP in substantially the form attached hereto as Exhibit 4.1(c), counsel for the Credit Parties (including the Acquired Company), dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d)                                 Personal Property Collateral.  The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)                                     (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii)                                  searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii)                               completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)                              stock or membership certificates, if any, evidencing the Equity Interest pledged to the Administrative Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers;

(v)                                 [reserved];

(vi)                              all instruments and chattel paper in the possession of any of the Credit Parties having a value in excess of $100,000 in the aggregate, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;

(vii)                           [Reserved];

(viii)                        [Reserved].

(e)                                  Insurance.  The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.  The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage.

(f)                                    Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(f) hereto.

(g)                                 Account Designation Notice.  The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(h)                                 Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(i)                                     Consents.  The Administrative Agent shall have received evidence that all governmental, shareholder, board of director and third party consents (including, without limitation, Hart-Scott-Rodino clearance) necessary in connection with the consummation of the Acquisition (to the extent required by the Merger Agreement, but only to the extent that the Parent or any of its Affiliates have the right to terminate the obligations of the Parent or any of its Affiliates under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement) as a result of a failure to obtain such consent) and the Transactions have been obtained.

(j)                                     Existing Indebtedness of the Credit Parties.  All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (including the Acquired Company and other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date, other than Indebtedness and Liens permitted by Sections 6.1 and 6.2.

(k)                                  Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to each of them.

(l)                                     Financial Condition Certificate.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(l).

(m)                               Patriot Act Certificate.  The Administrative Agent shall have received a certificate in substantially in the form of Exhibit 4.1(m), for benefit of itself and the Lenders, provided by the Borrower.

(n)                                 Acquisition Documents.  Evidence that the Acquisition will be consummated in accordance with the terms of the Merger Agreement contemporaneously with the funding of the initial Extensions of Credit.  The Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.

(o)                                 Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio.  The Administrative Agent shall have received evidence that (i) the Consolidated Total Leverage Ratio of the Credit Parties and their Subsidiaries is not greater than 3.75 to 1.00 and (ii) the Consolidated Senior Leverage Ratio of the Credit Parties and their Subsidiaries is not greater than 3.00 to 1.00, in each case, calculated on a Pro Forma Basis after giving effect to the Transactions, for the twelve-month period ending as of the most recent quarter prior to the Closing Date for which financial statements are available.

(p)                                 Equity Contribution.  Prior to or concurrently with the initial borrowings hereunder, the Parent shall have received the proceeds of a common equity investment in cash by the Sponsor and certain of its affiliates and other equity investors in an amount equal to not less than $16,695,000, which amount shall be held in a deposit account in the Borrower’s name at SunTrust Bank.

(q)                                 Professional Services Agreement.  The Administrative Agent shall have received a true and complete copy of the Professional Services Agreement.

(r)                                    Subordinated Notes.  The Borrower shall have received gross proceeds from the Subordinated Notes of $12,250,000.  The Administrative Agent shall have received a copy, certified by an officer of the Borrower as true and complete, of the Subordinated Notes as originally executed and delivered, together with all exhibits and schedules thereto, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(s)                                  Subordination Agreement.  The Administrative Agent shall have received the Subordination Agreement, duly executed by the Administrative Agent, on behalf of the Secured Parties, PNC Capital Finance, LLC, as subordinated creditor, and the Borrower, which Subordination Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(t)                                    Primary Accounts.  The Credit Parties and their Subsidiaries shall have opened the Primary Accounts with the Administrative Agent.

(u)                                 Fees and Expenses.  The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.5.

Notwithstanding anything in this Agreement, any other Credit Document or any other letter agreement to the contrary, (i) the only representations and warranties related to the Acquired Company in this Agreement, the accuracy of which will be a condition to the availability of the Extensions of Credit on the Closing Date, will be (A) such representations and warranties regarding the Acquired Company in the Merger Agreement as in effect on February 21, 2012 as are material to the interests of Administrative Agent and the Lenders, but only to the extent that the Parent or any of its Affiliates have the right to terminate the obligations of the Parent or any of its Affiliates under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement) as a result of a failure of such representations and warranties to be true and correct and (B) the Specified Representations (as defined below), (ii) the availability of the Extensions of Credit on the Closing Date shall not be impaired by the terms of the Credit Documents if the conditions set forth in Sections 4.1 and 4.2 have been otherwise satisfied or waived and (iii) if the Administrative Agent’s security interest in any Collateral securing the Credit Party Obligations is not perfected as of the Closing Date (excluding any such Liens on Collateral that by the terms of the Credit Documents is not required to be perfected) after the Borrower’s use of commercially reasonable efforts to do so and such security interest cannot be perfected by means of (X) the filing of a UCC financing statement, (Y) the making of a federal intellectual property filing or (Z) the delivery of possession of capital stock or other certificated security, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Extensions of Credit on the Closing Date, but a security interest in such Collateral will be required to be perfected after the Closing Date pursuant the terms of Section 5.15(e); provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph.  For purposes hereof, “Specified Representations” mean the representations and warranties set forth in Section 3.1, 3.3, 3.4, 3.5(a), 3.5(b), 3.6(a), 3.7, 3.8, 3.11, 3.26, 3.28, 3.29, 3.30 and 3.32.

The only representation and warranty related to the Borrower in Section 3.6 with respect to the Disclosed Litigation on the Closing Date, the accuracy of which will be a condition to the availability of the Extensions of Credit on the Closing Date, will be that no material and adverse change (as reasonably determined by the Lenders in their reasonable discretion) in respect thereof has occurred after February 17, 2012.

Section 4.2                                   Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                                  Representations and Warranties.  Subject to the last paragraph of Section 4.1, the representations and warranties made by the Credit Parties herein, in the Security Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)                                 No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)                                  Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d)                                 Additional Conditions to Revolving Loans.  If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e)                                  Additional Conditions to Letters of Credit.  If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender’s LOC Obligations.

(f)                                    Additional Conditions to Swingline Loans.  If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.

(g)                                 Incremental Facility.  If an Incremental Revolving Facility or an Incremental Term Facility is requested, all conditions set forth in Section 2.22 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit

Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full (excluding contingent indemnification and reimbursement obligations), such Credit Party shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1                                   Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)                                  Annual Financial Statements.  As soon as available and in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Parent and its Consolidated Subsidiaries shown as supplemental schedules to the consolidated audited financial statements as of the end of such fiscal year (beginning with the fiscal year ending December 31, 2011) and the related Consolidated statements shown as supplemental schedules to the consolidated audited financial statements of income, stock holders equity and cash flows of the Parent and its Consolidated Subsidiaries for such year, which shall, in the case of Consolidated financial statements, be audited by Ernst & Young LLP or another firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case (beginning with the fiscal year ending December 31, 2011) in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided that for the fiscal year ending December 31, 2012, it is understood that the audited statements required to be delivered hereunder will be as follows: (i) statements with respect to the Acquired Company and its Subsidiaries for the period from January 1, 2012 to and including the date immediately preceding the Closing Date and (ii) statements with respect to the Parent and its Subsidiaries from Closing Date to and including December 31, 2012;

(b)                                 Quarterly Financial Statements.  As soon as available and in any event no later than forty-five (45) days after the end of each fiscal quarter of the Borrower (including the fiscal quarter ended March 31, 2012), a copy of the Consolidated balance sheet of the Parent and its Consolidated Subsidiaries (and, for the fiscal quarter ended March 31, 2012 and until the Acquired Company is fully consolidated into the Parent, the consolidating balance sheet of the Parent and its Subsidiaries) as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Parent and its Consolidated Subsidiaries (and, for the fiscal quarter ended March 31, 2012 and until the Acquired Company is fully consolidated into the Parent, consolidating statements of income and retained earnings and of cash flows for the Parent and its Subsidiaries) for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth, in the case of Consolidated reports, in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and to the extent prepared for internal use, all Consolidating statements going forward;

(c)                                  Annual Operating Budget and Cash Flow.  As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Parent and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan; and

(d)                                 Closing Balance Sheet.  Within 60 days after the Closing Date, the Consolidated balance sheet of the Parent and its Subsidiaries after giving effect to the Transactions and the initial borrowings under this Agreement;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through electronic mail; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2                                   Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)                                  [Reserved].

(b)                                 Covenant Compliance Certificate. Concurrently with the delivery of the audited financial statements referred to in Section 5.1(a) above and the unaudited financial statements referred to in Section 5.1(b) above for the then most recently ended fiscal quarter of the Borrower, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b)

(c)                                  Updated Schedules.  Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, updated Schedules, if necessary, with respect to any new or altered Collateral items where action is required by the Administrative Agent to perfect in such Collateral, including any changes to insurance policies.

(d)                                 Reports; SEC Filings; Regulatory Reports; Press Releases; Etc.  Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Credit Parties send to their shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which the Credit Parties may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(e)                                  Calculations.  Within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information including a calculation of Excess Cash Flow and the amount of all acquisitions, all Restricted Payments paid, all Investments (including Permitted Acquisitions), Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

(f)                                   Management Letters; Etc.  Promptly upon receipt thereof, a copy or summary of any other final report, or “management letter” or similar report submitted by independent accountants to the Credit Parties or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(g)                                  Government Contract Audits.  Promptly after any Credit Party’s receipt thereof, notice of any final decision of a contracting officer disallowing costs aggregating more than $100,000, which disallowed costs arise out of any audit of Government Contracts of any Credit Party.

(h)                                 Changes in Corporate Structure.  Within ten days prior to any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or any of its subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Administrative Agent.

(i)                                     Contract Detail.  As soon as available and, in any event, within 30 days after the last month in each fiscal quarter of the Borrower, a contract backlog report in form and detail reasonably acceptable to the Administrative Agent.

(j)                                    General Information. Promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request, in form and substance reasonably acceptable to the Administrative Agent.

Section 5.3                                   Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its (i) Federal and state taxes and (ii) material local or other taxes and (b) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except when the amount or validity of any such taxes and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and Subsidiaries.

Section 5.4                                   Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it on the Closing Date or reasonably related thereto and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all Contractual Obligations and Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.5                                   Maintenance of Property; Insurance.

(a)                                 Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)                                 Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried.  The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(c)                                  In case of any material loss, damage to or destruction of any material Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6                                   Inspection of Property; Books and Records; Discussions.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, at any reasonable time and from time to time, with reasonable notice, each Credit Party will permit, except as prohibited by applicable law, the Administrative Agent or any agent or representative of the Administrative Agent to audit, examine and verify the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Credit Party, and to discuss the affairs, finances and accounts of each Credit Party with any of its officers and directors and each Credit Party’s independent accountants, and to discuss the status of Government Contracts of each Credit Party with the applicable contracting officers. Any Lender (or any agent or representative of the Lender) shall be permitted to accompany the Administrative Agent (or any agent or representative of the Administrative Agent) to any such visit and inspection. The Administrative Agent agrees to give the Credit Parties not fewer than three Business Days’ prior written notice of taking any action described in the preceding sentence, and to obtain the Credit Parties’ permission prior to contacting the contracting officer under any Government Contract, provided that if an Event of Default has occurred and is continuing, the Administrative Agent shall not be required to give such prior notice or obtain such permission.  The Credit Parties agree to reimburse the Administrative Agent for all reasonable audit and Collateral verification and examination expenses incurred by it with respect to each audit and Collateral verification of each Credit Party conducted by the Administrative Agent, provided that such reimbursements shall not be required more frequently than once per calendar year (plus one additional time with respect to each Permitted Acquisition) in which there are no Permitted Acquisitions, unless an Event of Default has occurred and is continuing or is uncovered by such audit and Collateral verification, in which case all of the reasonable expenses of each audit and verification shall be paid by the Credit Parties.  If the Administrative Agent uses employees or Affiliates to perform the audits, the Credit Parties’ reimbursement obligations shall be limited to the reasonable and documented out-of-pocket expenses of the Administrative Agent that would have been paid to an independent auditing firm for such audits as reasonably determined by the Administrative Agent.

Section 5.7                                   Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a)                                 promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;

(b)                                 promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000;

(c)                                  promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) by any Governmental Authority relating to the Parent or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person or (v) by the Defense Contract Audit Agency relating to the Parent or any Subsidiary thereof;

(d)                                 of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e)                                  of any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

(f)                                   as soon as possible and in any event within thirty (30) days after any Credit Party knows thereof: the occurrence of any Reportable Event with respect to any Single Employer Plan of any Credit Party or any Commonly Controlled Entity, a failure by any Credit Party to make any material required contribution to a Plan, the creation of any Lien against the assets of any Credit Party or Single Employer Plan of any Credit Party in favor of the PBGC (other than a Permitted Lien) or a Plan or any Credit Party’s or Commonly Controlled Entity’s withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or receipt of written notice of the institution or threatened institution by the PBGC of proceedings to terminate any Single Employer Plan of any Credit Party, or of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g)                                  as soon as possible and in any event within ten (10) Business Days after creating a Domestic Subsidiary (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion) or acquiring the Equity Interest of another Person, notice of the creation of such Domestic Subsidiary or acquisition of such Equity Interests;

(h)                                 as soon as possible and in any event within ten (10) Business Days after entering into a joint venture agreement, (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion), notice of entering into such joint venture agreement and a description of the nature and purpose of such venture, including an indication as to whether such joint venture will have its own employees or will use employees of the joint venture members under subcontract arrangements;

(i)                                     promptly, any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of a material violation of Environmental Laws;

(j)                                    promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect; and

(k)                                 as soon as possible and in any event within one (1) Business Day after any Credit Party knows thereof: (i) the Credit Parties or any of their Subsidiaries shall be debarred or suspended from contracting with any Governmental Authority, (ii) a notice of debarment or suspension shall have been issued to or received by any Credit Party or any Subsidiary thereof, (iii) the actual termination of a Government Contract or other Material Contract due to alleged fraud, deception or willful misconduct of any Credit Party or any of their Affiliates or (iv) the termination or loss, in whole or in part, of any facility clearance held by any Credit Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto.  In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8                                   Environmental Laws.

(a)                                 Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)                                 Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)                                  Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9                                   Financial Covenants.

Comply with the following financial covenants:

(a)                             Consolidated Total Leverage Ratio.  The Consolidated Total Leverage Ratio, calculated as of the last day of each fiscal quarter, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including June 30, 2013	4.50 to 1.00
July 1, 2013 through and including June 30, 2014	4.25 to 1.00
July 1, 2014 through and including June 30, 2015	4.00 to 1.00
July 1, 2015 through and including June 30, 2016	3.75 to 1.00
July 1, 2016 and thereafter	3.50 to 1.00

(b)                             Consolidated Senior Leverage Ratio.  The Consolidated Senior Leverage Ratio, calculated as of the last day of each fiscal quarter, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including June 30, 2013	3.50 to 1.00
July 1, 2013 through and including June 30, 2014	3.25 to 1.00

July 1, 2014 through and including June 30, 2015	3.00 to 1.00
July 1, 2015 through and including June 30, 2016	2.75 to 1.00
July 1, 2016 and thereafter	2.50 to 1.00

(c)                              Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter, shall be greater than or equal to 1.20 to 1.00.

(d)                             Consolidated Capital Expenditures.  Consolidated Capital Expenditures made during each fiscal year of the Borrower, shall be less than or equal to the greater of (i) $3,000,000 and (ii) 1.5% of Consolidated Gross Revenues for the prior fiscal year;  provided, that the amount of permitted Consolidated Capital Expenditures in respect of any fiscal year, shall be increased (but not decreased) by (i) an amount equal to 100% of the amount of any unused permitted Consolidated Capital Expenditures for the immediately preceding fiscal year less (ii) an amount equal to unused Consolidated Capital Expenditures carried forward to such preceding fiscal year.

(e)                              Asset Ratio.  The Asset Ratio as of the end of each fiscal quarter, beginning on March 31, 2015, shall be not less than 1.00 to 1.00.

Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of all calculations made in determining compliance with this Section 5.9, any cash equity contribution (which equity shall be either (i) common equity or (ii) other equity having terms reasonably satisfactory to the Administrative Agent and the Required Lenders) made (Y) to the Parent and (Z) to the Borrower by the Parent, in each case following the request therefor by the Borrower (the “Specified Equity Contribution Request”), on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered with respect to a fiscal year pursuant to Section 5.1(a) or a fiscal quarter pursuant to Sections 5.1(b) (other than the fourth fiscal quarter of any fiscal year), as applicable, will be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenants contained herein at the end of such fiscal year or fiscal quarter (other than the fourth fiscal quarter of any fiscal year) and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) in any four (4) fiscal quarter period, there shall be at least three (3) fiscal quarters in respect of which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to be in compliance with the financial covenants set forth above and in any case shall not exceed $4,000,000, (iii) the aggregate amount of all Specified Equity Contributions during the term of this Agreement shall not exceed $12,000,000 and (iv) a Specified

Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Credit Parties with this Section 5.9 and not for any other purpose under this Agreement (including, without limitation, any determination of the Applicable Margin, any compliance with this Section 5.9 set forth in the definition of Permitted Acquisition and in the determination of the availability of any baskets set forth in Article V or Article VI).  Upon the making of a Specified Equity Contribution, the financial covenants in this Section 5.9 shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that nothing in this subsection shall waive any Default or Event of Default that exists pursuant to clauses (a), (b), (c), (d) or (e) of this Section 5.9 until such recalculation.  If, after giving effect to such recalculation, the Credit Parties are in compliance with the financial covenants, the Credit Parties shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Credit Documents.

Section 5.10                            Additional Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement.  The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new Guarantor and a pledge of 100% of the Equity Interest of such new Guarantor and its Domestic Subsidiaries and 65% of the voting Equity Interest and 100% of the non-voting Equity Interest of its first-tier Foreign Subsidiaries (other than Excluded Subsidiaries).  In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) — (f), (q) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11                            Compliance with Law and Material Government Contracts.

(a)                             Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                             Comply in all material respects with the terms and provisions of the Material Contracts and cause the Material Contracts, to remain in full force and effect other than to the extent such Material Contracts terminate or lapse in accordance with their respective terms in the ordinary course of business if noncompliance, termination or lapse with respect to any such Material Contract could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12                            Pledged Assets.

(a)                             Each Credit Party will cause 100% of the Equity Interest in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% of the voting Equity Interest and 100% of the non-voting Equity Interest of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien (subject, in each case, to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b)                             Subject to the terms of subsection (c) below, each Credit Party will cause its real property acquired after the Closing Date and all tangible and intangible personal property now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.  Each Credit Party shall, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to adhere to the covenants applicable to such Person set forth in the Security Documents.

(c)                              To the extent otherwise permitted hereunder, if any Credit Party intends to acquire a fee ownership interest in any real property with a fair market value in excess of $1,000,000 (“Real Estate”) after the Closing Date, it shall provide to the Administrative Agent promptly (i) such security documentation as the Administrative Agent may reasonably request to cause such Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent and (ii) such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, title and insurance policies (including flood determinations and, if applicable, flood insurance), surveys, environmental reports and opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)                             Each Credit Party shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

Section 5.13                            Covenants Regarding Patents, Trademarks and Copyrights.

(a)                             Notify the Administrative Agent promptly if it knows that any material application or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties or any of their Subsidiaries may become abandoned if such abandonment could reasonably be expected to have a Material Adverse Effect, or of any adverse determination (including, without limitation, the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s or any of its Subsidiary’s ownership of any material Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or Trademark License that could reasonably be expected to have a Material Adverse Effect.

(b)                             Notify the Administrative Agent promptly after it knows of any adverse determination or development that could reasonably be expected to have a Material Adverse Effect (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any material Copyright or Copyright License of the Credit Parties or any of their Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s or any of its Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

(c)                                  (i)                                     Promptly notify the Administrative Agent of any acquisition of material Intellectual Property by any Credit Party or any of its Subsidiaries or any filing by any Credit Party or any of its Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following such acquisition or filing), of any application for registration by any Credit Party of any material Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

(ii)                                  Upon request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clause (i), including, without limitation, the goodwill of the Credit Parties and their Subsidiaries relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).

(d)                                Take all reasonably necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of material Intellectual Property owned by the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, except to the extent the failure to take such actions could not reasonably be expected to have a Material Adverse Effect.

(e)                                 In the event that any Credit Party becomes aware that any material Intellectual Property owned by any Credit Party or Subsidiary thereof is infringed,

misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and, unless the Credit Parties shall reasonably determine that such Owned Intellectual Property is not material to the business of the Credit Parties and their Subsidiaries taken as a whole and such infringement, misappropriation or dilution could not reasonably be expected to have a Material Adverse Effect, take such other actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Owned Intellectual Property.

Section 5.14                            Landlord Waivers.

In the case of any personal property Collateral located at premises leased by a Credit Party with a value in excess of $500,000, the Credit Parties will use commercially reasonable efforts to provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent reasonably requested by the Administrative Agent (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in the form of Exhibit 5.14 is satisfactory to the Administrative Agent), provided that commercially reasonable efforts as used herein shall not require any Credit Party to pay any landlord for such letters, consents and waivers.

Section 5.15                            Federal Assignment of Claims Act.

If and when required by the Administrative Agent or the Required Lenders, in each of their sole discretion, the Credit Parties will execute all documents necessary to comply with the Federal Assignment of Claims Act and comparable state law with respect to the accounts arising from any Material Government Contract and such other Government Contracts as reasonably required by the Administrative Agent (to the extent not already delivered to the Administrative Agent), in each case within sixty (60) days (or such extended period of time as agreed to by the Administrative Agent) after entering into such Material Government Contract or, with respect to any other Government Contract, after the Administrative Agent requires such documents with respect to such Government Contract, such documents to be held in escrow by the Administrative Agent unless an Event of Default has occurred and is continuing.  Upon request of the Administrative Agent and to the extent required by the Administrative Agent, in each case, in its sole discretion, each Credit Party agrees to execute any document or instrument, and to take any action, necessary under the Federal Assignment of Claims Act within fifteen (15) days of the Administrative Agent’s request therefor in order for the Administrative Agent to exercise its rights and remedies (or be able to exercise its rights and remedies at some future date) with respect to any Material Government Contract (a) with an aggregate value of greater than $1,000,000 and (b) with a remaining term of more than 6 months.

Section 5.16                            Further Assurances; Post-Closing Covenants.

(a)                                 Public/Private Designation.  If reasonably requested by the Administrative Agent, the Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of any Credit Party to the Administrative Agent and Lenders (collectively, “Information

Materials”) pursuant to this Article V and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)                                 Additional Information.  The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of any Credit Party or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)                                  [Reserved].

(d)                                 Further Assurances.  Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(e)                                  Post-Closing Perfection.  To the extent not completed on or prior to the Closing Date (except with respect to the filing of any UCC financing statements or similar foreign filings and the delivery of all stock certificates and related stock powers), the Credit Parties will cause each condition set forth in Section 4.1(d) relating to the granting and perfection of the Administrative Agent’s Liens in the Collateral to be completed on or before the date that is thirty (30) days after the Closing Date) or such longer period of time as agreed to be the Administrative Agent (which, in any event, shall not exceed of 90 days without the prior consent of the Required Lenders).

(f)                                   Primary Accounts.  The Credit Parties and their Subsidiaries shall transfer (which, in any event, shall occur within 120 days after the Closing Date or such longer period as agreed to by the Administrative Agent) their primary banking relationship (including, without limitation, the establishment of cash concentration accounts, transaction-related bank accounts, main operating accounts, treasury management and investment accounts and securities accounts) with the Administrative Agent (collectively, the “Primary Accounts”); provided, however, that the applicable fees and expenses on any Primary Account shall be competitive with market rates.

(g)                                  Payment from Clients.  The Credit Parties and each of their Subsidiaries shall direct each client to direct payment of accounts payable into the Primary Accounts within 30 days after Closing Date.

(h)                                 Landlord Waivers.  On or before the date that is sixty (60) days from the Closing Date (or such longer period of time as agreed to be the Administrative Agent),

the Credit Parties shall have complied with the requirements of Section 5.14 with respect to each of the locations set forth on Schedule 3.19(b).

(i)                                     Insurance Endorsements.  On or before the date that is sixty (60) days from the Closing Date (or such longer period of time as agreed to be the Administrative Agent), the Administrative Agent shall have received the endorsements to the insurance policies of the Credit Parties and their Subsidiaries, which shall provide (i) that the insurance carrier will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled and (ii) such other information required pursuant to Section 3.25 and 5.5(b).

Section 5.17                            Hedging Agreements.

Within 120 days following the Closing Date, cause at least 50% of the aggregate Term Loan then outstanding to be hedged pursuant to Hedging Agreements for a term of at least three (3) years with a counterparty and on terms reasonably acceptable to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full (excluding contingent indemnification and reimbursement obligations) that:

Section 6.1                                   Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)                                 Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date and set out in Schedule 6.1(b) hereto and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c)                                  Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases (including Government Contract Capital Leases) or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) the total amount of all such Indebtedness, excluding Government Contract Capital Leases, shall not exceed $5,000,000 at any time outstanding;

(d)                                 Unsecured intercompany Indebtedness among the Credit Parties;

(e)                                  Indebtedness and obligations owing under Bank Products and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)                                   Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party (excluding the Acquired Company) in a transaction permitted hereunder in an aggregate principal amount not to exceed $1,000,000 for all such Persons during the term of this Agreement; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party and no Credit Party (other than such Subsidiary) becomes liable for such Indebtedness;

(g)                                  Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Credit Party or its Subsidiaries pursuant to such agreements, in connection with Asset Dispositions, other sales of assets or Permitted Acquisitions;

(h)                                 Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section;

(i)                                     Indebtedness of Credit Parties and their Subsidiaries incurred pursuant to the Subordinated Notes in an amount not to exceed an aggregate principal amount equal to the sum of $12,250,000 and any paid in kind interest thereunder; and

(i)                                     other unsecured Indebtedness of Credit Parties and their Subsidiaries which does not exceed $2,000,000 in the aggregate at any time outstanding.

Section 6.2                                   Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.  Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3                                   Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date other than businesses reasonably related or incidental thereto.

Section 6.4                                   Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)                                 dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i)                                     (A) the sale, transfer, lease, licensing or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(ii)                                  sales, transfers, leases or other dispositions for which such Credit Party has received or such Subsidiary has received, any cash insurance proceeds or condemnation or expropriation award with respect to such property or assets to the extent Net Cash Proceeds received or awarded are reinvested or used to make mandatory prepayments pursuant to Section 2.7(b)(vi);

(iii)                               the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv)                              the sale, lease or transfer of property or assets from one Credit Party to another Credit Party, or the sale, lease or transfer of property or assets from one Subsidiary who is not a Credit Party to a Credit Party or another Subsidiary who is not a Credit Party;

(v)                                 the termination of any Hedging Agreement; and

(vi)                              the sale, lease or transfer of property or assets not to exceed $2,000,000 in the aggregate in any fiscal year;

provided that (A) with respect to clauses (i)(A), (ii), (iii) and (vi) above, at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents (except with respect to the sale, lease, transfer or other disposition of machinery, parts and equipment to the extent that such property is exchanged for credit against the purchase price of property), (B) after giving effect to any Asset Disposition pursuant to clause (vi) above, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof, and (C) with respect to clauses (v) and (vi) above, no Default or Event of Default shall exist or shall result therefrom; provided, further, that with respect to sales or other disposition of assets permitted hereunder only (including as a result of any waiver granted under Section 9.1), the Administrative Agent shall, without the further consent of any Lender, release its Liens relating to the particular assets sold or disposed; or

(b)                                 (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) the

Acquisition, (B) Permitted Acquisitions and (C) except as otherwise limited or prohibited herein, purchases, leases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) the Acquisition, (B) Permitted Acquisitions, (C) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (D) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (E) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.

Section 6.5                                   Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6                                   Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate, or with the Sponsor or any Affiliate of the Sponsor, other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except for (a) transactions permitted by this Agreement, (b) payment of salary, bonus or other compensation to directors and officers, (c) transactions entered into among the Credit Parties and the Subsidiaries to the extent permitted hereunder and (d) the Professional Services Agreement as in effect on the date hereof.

Section 6.7                                   Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries that are joined as Additional Credit Parties (other than in the case of Excluded Subsidiaries) as required by the terms hereof or Foreign Subsidiaries.  The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interest or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8                                   Corporate Changes; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders; provided that no Credit Party shall change its state of incorporation or organization or change its registered legal name, without, in each case, providing thirty (30) days prior written notice to the Administrative Agent, (c) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect that could reasonably be expected to result in a Material Adverse Effect, or (d) change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.  Notwithstanding the forgoing, the Borrower or the Parent may convert from a corporation to a limited liability company provided that the Administrative Agent is given not less than 10 Business Days’ prior written notice thereof and the Borrower and the Parent, as applicable, execute and deliver such documents as the Administrative Agent shall reasonably require to assume and confirm the obligations of such Credit Parties under the Credit Documents.

Section 6.9                                   Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, except as permitted by Section 6.10 below, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e)(i) in the case of Domestic Subsidiaries, act as a Guarantor or (ii) create or assume any Lien upon any of such Person’s property or assets, whether now owned or hereafter acquired, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) the Subordinated Notes and any documents related thereto, (iii) applicable law, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.10                            Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except for the following:

(a)                                 to make dividends payable solely in the same class of Equity Interest of such Person;

(b)                                 to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries) or, in the case of Subsidiaries who are not Credit Parties, to other Subsidiaries who are not Credit Parties;

(c)                                  payment of (i) the Management Fees in an agreement amount not to exceed during any fiscal year of the Borrower the greater of $250,000 or 2% of

Consolidated EBITDA for such fiscal year, (ii) all reasonable and customary out-of-pocket expenses and indemnity payments, in each case, pursuant to the terms and conditions of the Professional Services Agreement, (iii) directors fees in an aggregate amount not to exceed $200,000 during any fiscal year and (iv) transaction fees paid to the Sponsor in connection with the Acquisition and any Permitted Acquisition in an amount not to exceed $500,000 per transaction, and in each case, so long as both before and immediately after giving effect to the payment of such Management Fees, expenses and indemnity payments, directors fees and transaction fees (A) no Default or Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom; provided however that during the occurrence and continuance of a Default or an Event of Default, any such Management Fees, indemnity and expense payments and directors fees and transaction fees that are prohibited to paid pursuant to this clause (c) shall accrue and upon such Default or Event of Default being cured or waived, such Management Fees, indemnity and expense payments and directors fees and transaction fees shall be permitted to be paid and if so paid in a subsequent fiscal year shall not reduce the amount otherwise entitled to be paid during such fiscal year) and (B) the Credit Parties shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 5.9;  provided, further, that any such Management Fees, indemnity and expense payments and directors fees that are permitted to paid pursuant to this clause (c) shall not be paid with the proceeds of any Specified Equity Contribution;

(d)                                 to, directly or indirectly, purchase the Equity Interests of a Credit Party from present or former officers, directors or employees (or their estates, trusts, family members or former spouses) of such Credit Party upon the death, disability, retirement or termination of the applicable officer, director or employee; provided that the aggregate amount of payments under this clause (d) in any fiscal year of the Borrower shall not exceed the sum of (i) $1,500,000 in any fiscal year, plus (ii) any proceeds received from key man life insurance policies;

(e)                                  to pay the Disclosed Litigation Obligation Permitted Amount;

(f)                                   payments under Subordinated Debt permitted by the subordination terms thereof; provided, however, that the Credit Parties shall not use the proceeds of any Specified Equity Contribution to make any payment under this clause (f) ; and

(g)                                  other Restricted Payments in an aggregate amount not to exceed $250,000 per fiscal year.

Section 6.11                            Amendment of Subordinated Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is materially adverse to the interests of the Lenders.

Section 6.12                            Sale Leasebacks.

Except to the extent permitted under Section 6.1(c) and Section 6.4(a), the Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

Section 6.13                            [Reserved]

Section 6.14                            Bank Accounts.

(a)                                 Set forth on Schedule 6.14 is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Credit Parties at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Closing Date.  Upon the earlier to occur of the full transfer of the amounts on deposit to the Primary Accounts or 120 days after the Closing Date, the Credit Parties will not, nor will it permit any Subsidiary to (i) deposit any Collateral or proceeds of Collateral in any account other than the Primary Accounts or (ii) open, maintain or otherwise have any checking, savings or other account other than the Primary Accounts; provided, however, that the following shall be permitted: (A) deposit accounts established solely as payroll and other zero balance accounts may be held with any Lender, (B) deposit accounts (including certificates of deposit) and securities accounts may be held at any Lender to the extent that the balance in any such account does not exceed $1,000,000 and the aggregate balance in all such accounts does not exceed $3,000,000 and (C) deposit accounts (including certificates of deposit) and securities accounts may be held at any financial institution to the extent that the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $750,000.

Section 6.15                            Parent.

The Parent will not incur or permit to exist any Indebtedness nor grant or permit to exist any Liens upon any of its properties or assets nor engage in any operations, business or activity other than (i) owning 100% of the Equity Interests of the Borrower and all operations incidental thereto, (ii) pledging its interests therein to the Administrative Agent, (iii) executing the Credit Documents and performing its obligations thereunder, (iv) fulfilling its obligations under the Credit Documents, and (v) performing administrative functions in connection with the operation of the business of its Subsidiaries.

Section 6.16                            Government Contract Capital Leases.

No Credit Party will enter into, assume or become subject to any agreement (including, without limitation, any agreement with a governmental agency) whereby such Credit Party is acting as a “lessor” under such agreement (including, without limitation, any Government

Contract Capital Lease) to the extent the value of all such agreements is greater than $5,000,000 in the aggregate.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                   Events of Default.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

(a)                                 Payment.

(i)                                     The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or

(ii)                                  the Borrower shall fail to reimburse the Issuing Lender for any Reimbursement Obligations when due and not otherwise reimbursed in accordance with the terms hereof; or

(iii)                               the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or

(iv)                              or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(v)                                 the Borrower shall fail to provide cash collateral when required pursuant to Section 2.3(k) in accordance with the terms hereof and such failure shall continue unremedied for two (2) days; or

(b)                                 Misrepresentation.  Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                                  Covenant Default.

(i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.7, 5.9, 5.11, 5.16(c) or Article VI hereof;

(ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2 or 5.4 and such breach or failure to comply is not cured within five (5) days of its occurrence;  or

(iii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) or 7.1(c)(ii) above), and such breach or failure to comply is not cured within thirty (30) days of the earlier to occur (A) a Responsible Officer has actual knowledge of its occurrence and (B) the Administrative Agent or any Lender providing notice to such Credit Party of the occurrence; or

(d)           Indebtedness Cross-Default.  (i) Any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations, the Guaranty and the Secured Hedging Agreements) in a principal amount outstanding of at least $1,000,000 for any Credit Party and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed sixty (60) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations, the Guaranty and the Secured Hedging Agreements) in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party shall breach or default any Secured Hedging Agreement and such breach or default shall continue beyond any applicable grace period, if any, and results in an “early termination event” as defined thereunder for which such Credit party would be obligated to make a payment with respect thereto of $1,000,000 or more; or

(e)           Other Cross-Defaults.  The occurrence of any of the following events:  (i) the Credit Parties or any of their Subsidiaries shall be debarred or suspended from contracting with any Governmental Authority, (ii) a notice of debarment or suspension shall have been issued to or received by any Credit Party or any Subsidiary thereof, (iii) the actual termination of a Government Contract or other Material Contract due to alleged fraud, deception or willful misconduct of any Credit Party or any of their Affiliates or (iv) the termination or loss, in whole or in part, of any facility clearance held by any Credit Party; or

(f)                                   Bankruptcy Default.  (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)                                  Judgment Default.  Other than with respect to the Disclosed Litigation, one or more final judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $2,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(h)                                 Disclosed Litigation Default.  The entry or effectiveness of any judgment, settlement or arbitration award with respect to the Disclosed Litigation, the amount of which exceeds the Disclosed Litigation Obligation Permitted Amount, and is not cured by an equity contribution (in form and substance reasonably satisfactory to the Administrative Agent) within 15 days of the entry or effectiveness of such judgment, settlement or arbitration award; or

(i)                                     ERISA Default. The occurrence of any of the following: (i) any Credit Party, Single Employer Plan of any Credit Party or any Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan of any Credit Party or any Commonly

Controlled Entity or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan of any Credit Party or any Commonly Controlled Entity shall terminate for purposes of Title IV of ERISA other than pursuant to a standard termination under Section 4041(b) of ERISA unless such standard termination results in a liability to the Credit Party or any Commonly Controlled Entity of an amount greater than $1,000,000, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan and any such event, together with all then continuing events described in the foregoing sections (i) through (v) will reasonably be expected to result in a liability in excess of $1,000,000; or

(j)            Change of Control.  There shall occur a Change of Control; or

(k)           Invalidity of Guaranty.  At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(l)            Invalidity of Credit Documents.  Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral (except in accordance with the terms of the Credit Documents); or

(m)          Subordinated Debt.  Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby.

(n)           Classification as Senior Debt.  The Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument.

Section 7.2            Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event of Default, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, if it deems necessary at such time, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1            Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2            Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, joint lead arrangers, syndication agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.3            Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4            Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5            Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6            Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7            Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8            Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9            Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring

Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Citizens Bank, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

Section 8.10         Collateral and Guaranty Matters.

(a)           Each Lender and each Bank Product Provider irrevocably authorize and direct the Administrative Agent:

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii)          to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)           In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11         Bank Products.

Except as otherwise provided herein, no Bank Product Provider that obtains the benefits of Sections 2.11 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Party Obligations arising under Bank Products unless the Administrative Agent has received written notice (including, without limitation, a Bank Product Provider Notice) of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Amendments, Waivers, Consents and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section.  The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the

Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)                                     reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of Default Interest, which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, Excess Cash Flow or Extraordinary Receipt, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii)                                  amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)                               except in connection with a refinancing of this Agreement pursuant to which the Obligations are paid in full and the Commitments are terminated, release the Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and Bank Product Providers; or

(iv)                              except in connection with a refinancing of this Agreement pursuant to which the Obligations are paid in full and the Commitments are terminated, release all or substantially all of the value of the Collateral without the written consent of all of the Lenders and Bank Product Providers; or

(v)                                 subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vi)                              other than as set forth in Section 2.3(k), permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii)                           permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)                        amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(ix)                              amend, modify or waive the order in which Credit Party Obligations are paid or in a manner that would alter the pro rata sharing of payments by and among the Lenders in Section 2.11(b) without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(x)                                 amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xi)                              amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(xii)                           amend the definitions of “Bank Product,” “Hedging Agreement,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.22.

Section 9.2                                   Notices.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)             If to the Borrower or any other Credit Party:

Salient Federal Solutions, Inc.

4000 Legato Road, Suite 1100

Fairfax, VA 22033-2893

Attention:  Ted Dunn

Telephone:  (703) 896-7738

Facsimile: (703) 967-1251

with a copy to (which shall not constitute notice to the Credit Parties):

Frontenac Company

135 South LaSalle Street

Suite 3800

Chicago, Illinois 60603-4131

Attn: Walter Florence

Telephone: (312) 368-0044

Facsimile: (312) 368-9520

(ii)            If to the Administrative Agent:

Citizens Bank of Pennsylvania

8521 Leesburg Pike, Suite 405

Vienna, VA 22182

Attention: Leslie Grizzard

Telephone: (703) 610-6095

Fax: (703) 610-6070

With a copy to:

Citizens Bank of Pennsylvania

28 State Street

Boston, Massachusetts 02109

Attention: Brian M. Ricker

Telephone:           (617) 725 - 5661

Fax: (617) 994.7063

(iii)          if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”).  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 9.3                                   No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                                   Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full.

Section 9.5                                   Payment of Expenses and Taxes; Indemnity.

(a)                                 Costs and Expenses.  The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any external counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by Credit Parties.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, none of the Credit Parties Borrower shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)                                   Survival.  The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

Section 9.6                                   Successors and Assigns; Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of any portion of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any portion of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) an Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments (i) in respect of a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (ii) in respect of a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; or (iii) by Defaulting Lenders; and

(C)                               the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv)                              Assignment and Assumption.  Unless waived by the Administrative Agent in its sole discretion, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall be waived for any assignment between Lenders or between any Lender and its Affiliate (so long as, in each case, the assignee is not a Defaulting Lender)), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to a Permitted Holder, any Credit Party, any Permitted Holder’s or Credit Party’s Affiliates or Subsidiaries or any holder of any Subordinated Indebtedness of the Credit Parties or any of their Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section  9.1 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(a) as though it were a Lender; provided that such Participant agrees to be subject to Section  9.7(b)  as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7            Right of Set-off; Sharing of Payments.

(a)           If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding payroll, tax withholding and employee benefit trust accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender, the Swingline Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)          the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c)           Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 9.8            Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10         Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11         Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12         Governing Law.

This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Virginia.

Section 9.13         Consent to Jurisdiction; Service of Process and Venue.

(a)           Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Virginia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia sitting State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(b)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c)           Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14         Confidentiality.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries, provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15         Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.16         Waivers of Jury Trial; Waiver of Consequential Damages

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17         Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.18         Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19         Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations.  Notwithstanding any provision of this Credit Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Credit Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt.  In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent, or returned to the payee.

Section 9.20         Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated.  Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 9.21         [Reserved].

Section 9.22         Press Releases and Related Matters.

The Credit Parties agree that they will not, and will not permit any of their Subsidiaries to, issue any press releases or other similar public disclosure using the name of the Sponsor, any Lender or their respective Affiliates, in each case, without the prior written consent of such Person (such consent not to be unreasonably withheld or delayed).  The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.23         Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

Section 9.24         No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and Citizens Bank (in its capacity as the Administrative Agent) and RBS Citizens (in its capacity as joint lead arranger), on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Citizens Bank (in its capacity as the Administrative Agent) and RBS Citizens (in its capacity as joint lead arranger) is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither Citizens Bank (in its capacity as the Administrative Agent) nor RBS Citizens (in its capacity as joint lead arranger), has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether Citizens Bank (in its capacity as the Administrative Agent) and RBS Citizens (in its capacity as joint lead arranger) has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither Citizens Bank (in its capacity as the Administrative Agent) nor RBS Citizens (in its capacity as joint lead arranger), has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) Citizens Bank and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and Citizens Bank has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Citizens Bank and RBS

Citizens has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Citizens Bank or RBS Citizens with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25         Responsible Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto.  Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

ARTICLE X

GUARANTY

Section 10.1         The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Providers as follows:  each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations.  If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations.  The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.  The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2         Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3         Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking of any other party, or (d) any dissolution, termination or increase, decrease or change in personnel by the

Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4         Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5         Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6         Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7         Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations.  The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated.  Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the

Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full and the Commitments have been terminated.

Section 10.8         Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.  The Lenders and the Bank Product Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9         Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

[Signature Pages Follow]

SALIENT FEDERAL SOLUTIONS, INC.

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

GUARANTORS:	SALIENT SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

SALIENT FEDERAL-SGIS, INC. (f/k/a Skillstorm, Inc.), a California corporation

By:
Name:
Title:

COMMAND INFORMATION, INC., a Delaware corporation

By:
Name:
Title:

DIGITAL FOCUS, INC. , a Delaware corporation

By:
Name:
Title:

 SALIENT FEDERAL SOLUTIONS, INC.

CREDIT AGREEMENT

ANVICOM, INC., a Maryland corporation

By:
Name:
Title:

ATS CORPORATION., a Delaware corporation

By:
Name:
Title:

ADVANCED TECHNOLOGY SYSTEMS, INC., a Virginia corporation

By:
Name:
Title:

[Signatures Continue on Following Pages]

CREDIT AGREEMENT

SALIENT FEDERAL SOLUTIONS, INC.

ADMINISTRATIVE AGENT:	CITIZENS BANK OF PENNSYLVANIA,

as Administrative Agent on behalf of the Lenders

By:
Name:
Title:

[Signatures Continue on Following Pages]

CREDIT AGREEMENT

SALIENT FEDERAL SOLUTIONS, INC.

LENDERS:

[ ], as a Lender

By:
Name:
Title:

SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of [                      ], 2012 among CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent for certain lenders (“Senior Agent”); and PNC CAPITAL FINANCE, LLC (“Subordinated Creditor”); and acknowledged by SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation (“Borrower”) and SALIENT SOLUTIONS, INC., a Delaware corporation (“Parent”; and together with Borrower and any other Person who becomes an Credit Party under the Senior Credit Agreement defined below, individually, a “Credit Party” and, collectively, the “Credit Parties”).

PREAMBLE

A.                                   Senior Agent, certain lenders from time to time party thereto (collectively, with the Senior Agent, “Senior Lenders”) and the Credit Parties have entered into that certain Credit Agreement of even date herewith (as the same may be amended, restated, amended and restated, modified, supplemented, refinanced or otherwise modified from time to time as permitted hereunder, the “Senior Credit Agreement”), pursuant to which, among other things, Senior Lenders have, subject to the terms and conditions set forth in the Senior Credit Agreement, made certain loans and financial accommodations to Borrower.

B.                                     All of Obligors’ obligations to Senior Lenders under the Senior Credit Agreement and the other Senior Debt Documents are secured by Liens in substantially all of the now existing and hereafter acquired real and personal property of Borrower and certain real property of an Obligor (the “Collateral”).

C.                                     Obligors and Subordinated Creditor have entered into a Note Purchase Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder, the “Note Purchase Agreement”) pursuant to which Subordinated Creditor is extending credit to Obligors as evidenced by Senior Subordinated Notes of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder, the “Senior Subordinated Notes”), in the original aggregate principal amount of up to $12,250,000.

D.                                    As an inducement to and as one of the conditions precedent to the agreement of Senior Agent and Senior Lenders to enter into the Senior Credit Agreement, Senior Agent, on behalf of Senior Lenders, has required the execution and delivery of this Agreement by Subordinated Creditor in order to set forth the relative rights and priorities of Senior Agent and Subordinated Creditor under the Senior Debt Documents and the Subordinated Debt Documents.

NOW, THEREFORE, in order to induce Senior Agent to consummate the transactions contemplated by the Senior Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows with the intent to be legally bound:

1.                                       Definitions. The following terms shall have the following meanings in this Agreement:

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Borrower” has the meaning given in the Preamble to this Agreement.

“Citizens Bank Loan Documents” means the Senior Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Credit Party” has the meaning given in the Preamble to this Agreement.

“Distribution” means, with respect to any indebtedness or obligation, (a) any payment or distribution by or on behalf of any Obligor of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation, (b) any redemption, purchase or other acquisition of such indebtedness or obligation by or on behalf of any Obligor or (c) the granting of any Lien to or for the benefit of the holders of such indebtedness or obligation in or upon any property of any Obligor; provided, however, that in no event shall the term “Distribution” include (i) the issuance of Reorganization Subordinated Securities and (ii) non-cash in-kind payments of interest or other amounts on the Subordinated Debt (whether such payments shall be made by adding such amount to the principal amount of the Senior Subordinated Notes or by issuing PIK Notes or a new note in the same form as the Senior Subordinated Notes, the repayment and collection of which shall be subject to the terms of this Agreement).

“Enforcement Action” means (a) to take from or for the account of any Obligor or any guarantor of the Subordinated Debt, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by any Obligor or any such guarantor with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding (including, without limitation, any Proceeding) against any Obligor or any such guarantor to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, (c) to accelerate the Subordinated Debt, (d) to cause any Obligor or any such guarantor to honor any put option, redemption or mandatory prepayment obligation under any Subordinated Debt Document or (e) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of any Obligor or any such guarantor; provided, however, that the term “Enforcement Action” shall not include (i) an exercise of rights and remedies for equitable relief (with no monetary damages or award sought) against any Obligor for specific performance of the covenants contained in Article V of the Note Purchase Agreement as in effect on the date hereof, (ii) taking any action solely to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or (iii) declaring a Subordinated Debt Default or imposing any default rate of interest provided for under the Subordinated Debt Documents.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“Maturity Date” means the earlier of (a) [          ], 2018 and (b) the final scheduled maturity date of the Subordinated Debt, if such earlier date has been consented to in writing by the Senior Agent.

“Note Purchase Agreement” has the meaning given in the Preamble to this Agreement.

“Obligors” mean, collectively, (i) the Credit Parties, (ii) each other Person that becomes a Borrower or provides a guaranty of, or collateral security for any Senior Debt, and (iii) any successor or assign of any of the foregoing, including a receiver, trustee, debtor-in-possession or other Person asserting the powers of a trustee in bankruptcy.  “Obligor” means, individually, one of the Obligors.  To the extent a term or provision of this Agreement is applicable to an “Obligor,” it is applicable to all of the Obligors unless the context expressly indicates otherwise.

“Permitted Refinancing” means any refinancing of the outstanding Senior Debt under the Senior Loan Documents; provided that the financing documentation entered into by Obligors in connection with such Permitted Refinancing constitute Permitted Refinancing Senior Debt Documents.

“Permitted Refinancing Senior Debt Documents” means any financing documentation which replaces the Citizens Bank Loan Documents and pursuant to which the outstanding Senior Debt (other than Priority Bank Product Debt) under the Citizens Bank Loan Documents is refinanced, extended, renewed, defeased, restructured, replaced, refunded or repayed, or pursuant to which other indebtedness is issued in exchange or replacement for Senior Debt (other than Priority Bank Product Debt) in its entirety, as such financing documentation may be amended, supplemented, restated, refinanced or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which (a) then exist in the Senior Debt Documents or (b) could be included in the Senior Debt Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement.

“Permitted Subordinated Debt Payments” means (i) regularly scheduled payments of interest (including interest accrued at the default rate set forth in the Subordinated Debt Documents on the date hereof, and any increase thereof permitted pursuant to this Agreement), (ii) the payment of reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees), in each case as and when due and payable on a non-accelerated basis in accordance with the terms of the Subordinated Debt Documents, (iii) the issuance of Reorganization Subordinated Securities, (iv) non-cash in-kind payments of interest or other amounts on the Subordinated Debt (whether such payments shall be made by adding such amount to the principal amount of the Senior Subordinated Notes or by issuing PIK Notes or a new note in the same form as the Senior Subordinated Notes, the repayment and collection of which shall be subject to the terms of this

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Agreement), and (v) to the extent then permitted under the Senior Credit Agreement, from and after the fifth anniversary of the Closing Date, such payments as are then required to be made, if any, to prevent a Senior Subordinated Note from being treated as an “applicable high yield debt obligation” under Section 163(j) of the Internal Revenue Code of 1986 (and rules and regulations promulgated thereunder), as the same may be amended from time to time.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“PIK Notes” means the subordinate promissory notes issued by one or more of the Obligors in favor of the holders of the Senior Subordinated Notes or other PIK Notes pursuant to the Subordinated Debt Documents in lieu of cash payment of accrued interest on Subordinated Debt represented by outstanding Senior Subordinated Notes or PIK Notes, which PIK Notes shall be in the same form as the Senior Subordinated Notes.

“Priority Bank Product Debt” means any and all debts, liabilities and obligations of the Obligors under Bank Products (as defined in the Senior Credit Agreement in effect on the date hereof).

“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Proof of Claim” has the meaning set forth in Section 2.2.

“Reorganization Subordinated Securities” means any debt or equity securities issued in substitution of all or any portion of the Subordinated Debt, in each case that are subordinated in right of payment, performance and otherwise to the Senior Debt (or any debt and/or equity securities issued in substitution of all or any portion of the Senior Debt) to at least the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement.

“Senior Agent” has the meaning given in the introductory paragraph to this Agreement, and shall encompass any of its successors or assigns.

“Senior Covenant Default” means any “Event of Default” under the Senior Debt Documents (other than a Senior Payment Default).

“Senior Credit Agreement” has the meaning given in the Preamble to this Agreement.

“Senior Debt” means all obligations (including Credit Party Obligations (as defined in the Senior Credit Agreement)), liabilities and indebtedness of every nature of any Obligor from time to time owed to Senior Lenders under the Senior Debt Documents (together with any amendments, restatements, modifications, renewals or extensions thereof not prohibited hereby) or to any affiliate of a Senior Lender that is a counterparty to a Bank Product pursuant to which Priority Bank Product Debt was incurred (or was an affiliate of a Senior Lender at the time such Bank Product was entered into), including, without limitation, the principal amount of all debts,

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claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured; provided, however, that in no event shall the principal amount of the Senior Debt (exclusive of Priority Bank Product Debt) exceed the Senior Debt Limit.

“Senior Debt Documents” means the Citizens Bank Loan Documents and, after the consummation of any Permitted Refinancing, the Permitted Refinancing Senior Debt Documents.

“Senior Debt Limit” means the sum of (i) $95,000,000, being the principal amount of the loans and any unfunded loan commitments under the Senior Credit Agreement as in effect on the date hereof, plus (ii) $9,500,000, plus (iii) the product of (A) the original principal amount of each Incremental Term Loan (as defined in the Senior Credit Agreement) funded in accordance with the terms of the Senior Credit Agreement, multiplied by (B) 1.10, plus (iv) the product of (A) the amount of any Incremental Revolving Facility (as defined in the Senior Credit Agreement) provided in accordance with the terms of the Senior Credit Agreement, multiplied by (B) 1.10, minus (v) the amount of any repayments and commitment reductions under the Senior Credit Agreement (to the extent that such repayments may not be reborrowed, but excluding any repayments occurring in connection with any Permitted Refinancing) plus (vi) Priority Bank Product Debt; it being understood and agreed that any interest, fees or other amounts accruing on amounts of principal in excess of the Senior Debt Limit shall not be considered Senior Debt for purposes of this Agreement.  For purposes of this definition only, the term “Senior Credit Agreement” means the Senior Credit Agreement as in effect on the date hereof, as the same may be amended, restated, amended and restated, modified, supplemented, refinanced or otherwise modified from time to time with the consent of the Subordinated Creditor.

“Senior Default” means any Senior Payment Default or Senior Covenant Default.

“Senior Default Notice” means a written notice from Senior Agent to Subordinated Creditor pursuant to which Subordinated Creditor is notified of the occurrence of a Senior Default, which notice incorporates a reasonably detailed description of such Senior Default and states specifically that such notice is a “Senior Default Notice”.

“Senior Lenders” has the meaning given in the Preamble to this Agreement.

“Senior Maturity Date” means [            ], 2017.

“Senior Payment Default” means any Event of Default (as defined in the Senior Credit Agreement and after giving effect to applicable grace or cure periods (if any)) under any of the Senior Debt Documents that arise out of the failure to make any payment when due under the Senior Debt Documents.

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“Subordinated Debt” means all of the obligations of any Obligor to Subordinated Creditor evidenced by or incurred pursuant to the Subordinated Debt Documents, together with (a) any amendments, modifications, refinancings, replacements, supplements, renewals or extensions thereof not prohibited hereby, and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether such interest is an allowed claim.

“Subordinated Debt Documents” means the Senior Subordinated Notes, PIK Notes, the Note Purchase Agreement, any guaranty with respect to the Subordinated Debt, and all other documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Subordinated Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Subordinated Debt Default” means a default in the payment of the Subordinated Debt or in the performance of any term, covenant or condition contained in the Subordinated Debt Documents or any other occurrence permitting Subordinated Creditor to accelerate the payment of, put or cause the redemption of all or any portion of the Subordinated Debt or any Subordinated Debt Document.

“Subordinated Debt Default Notice” means a written notice from Subordinated Creditor to Senior Agent pursuant to which Senior Agent is notified of the occurrence of a Subordinated Debt Default, which notice incorporates a reasonably detailed description of such Subordinated Debt Default and states specifically that such notice is a “Subordinated Debt Default Notice”.

2.                                       Subordination.

2.1.                              Subordination of Subordinated Debt to Senior Debt.  Each Obligor covenants and agrees, and Subordinated Creditor by its acceptance of the Subordinated Debt Documents (whether upon original issue or upon transfer or assignment) likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of the Senior Debt.  Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement.

2.2.                              Liquidation, Dissolution, Bankruptcy.  In the event of any Proceeding involving any Obligor:

(a)          All Senior Debt shall first be paid in full in cash to Senior Agent (for the benefit of Senior Lenders) and all commitments to lend under the Senior Debt Documents shall be terminated before any Distribution shall be made to Subordinated Creditor on account of any Subordinated Debt.

(b)         Any Distribution which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered directly to Senior Agent until all Senior Debt is paid in full in cash and all commitments to lend under the Senior Debt Documents shall have been terminated.  Subordinated Creditor irrevocably authorizes,

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empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Senior Agent. Subordinated Creditor also irrevocably authorizes and empowers Senior Agent, in the name of Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions.

(c)          Until all Senior Debt is paid in full in cash and all commitments to lend under the Senior Debt Documents have terminated, Subordinated Creditor shall not, and shall have no right to, obtain a Lien on any portion of the Collateral or other assets or properties of any Obligor (other than a judgment lien obtained as a result of an Enforcement Action permitted pursuant to this Agreement), or to possess any portion of the Collateral or other assets or properties of any Obligor. In the event that, notwithstanding the foregoing sentence, Subordinated Creditor obtains a Lien on any portion of the Collateral or other assets or properties of any Obligor (including, without limitation, a judgment lien obtained as a result of an Enforcement Action permitted pursuant to this Agreement), or if Subordinated Creditor obtains possession of any portion of the Collateral or other assets or properties of any Obligor, such Liens against such Collateral or such other assets or properties securing the Subordinated Debt, whether now existing or hereafter granted or arising, shall in each case be subordinate to the rights, Liens, and interests in the Collateral or such other assets or properties of Senior Agent, on behalf of Senior Lenders, to secure the Senior Debt.  In such event, without limiting the provisions of subsection 2.6 of this Agreement, Subordinated Creditor shall not take any action (including any Enforcement Action) to enforce any such Lien except as directed by Senior Agent and shall release any such Lien as directed by Senior Agent in connection with any foreclosure or other realization upon such Collateral or other assets or properties by Senior Agent.

(d)         In the event of any Proceeding, if any holder of Subordinated Debt has not filed any proof of claim or other instrument of similar character necessary to enforce the obligations of any Obligor in respect of the Subordinated Debt (a “Proof of Claim”) held by such holder fifteen (15) days before the expiration of the time to file the same, then the Senior Agent may (but shall not be required to), as attorney-in-fact for such holder of Subordinated Debt, duly file such Proof of Claim, and each holder of Subordinated Debt, by such holder’s acceptance of such holder’s Subordinated Debt, appoints the Senior Agent as an attorney-in-fact for such holder of Subordinated Debt for the limited purpose of filing any such Proof of Claim in accordance with the terms of this Section 2.2.  In the event the Senior Agent makes any filing of any Proof of Claim in accordance with the authority granted hereby, no holder of Subordinated Debt shall be entitled to amend or otherwise modify such filing or vote without the prior written consent of the Senior Agent (which consent shall not be unreasonably withheld or delayed).  The appointment of Senior Agent as attorney-in-fact hereunder shall be deemed irrevocable until such time as the Senior Debt has been paid in full.

(e)          The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Agent and Subordinated Creditor even if all or part of the Senior Debt or the Liens securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding (whether as a result of any demand, settlement, litigation or otherwise), and this Agreement shall be reinstated at such time if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned (whether as a result of any demand, settlement, litigation or otherwise) by any holder of Senior Debt or any representative of such holder.  In no

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event shall Senior Agent or any Person acting through it or on its behalf, require the Subordinated Creditor to turn over any Permitted Subordinated Debt Payments received in compliance with the terms of this Agreement.

2.3.                              Subordinated Debt Payment Restrictions.

(a)          Notwithstanding the terms of the Subordinated Debt Documents and in addition to any other limitations set forth herein or therein, except with respect to Permitted Subordinated Debt Payments, each Obligor hereby agrees that it may not make any Distribution, and Subordinated Creditor hereby agrees that it will not receive, accept or retain, any Distribution or exercise any right of set-off or recoupment with respect to the Subordinated Debt, until the Senior Debt is paid in full in cash and all commitments to lend under the Senior Debt Documents have terminated subject to the terms of subsection 2.2 of this Agreement; provided, however, that each Obligor and Subordinated Creditor further agrees that no Permitted Subordinated Debt Payment described under clauses (i), (ii) or (v) of the definition thereof may be made by any Obligor or accepted by Subordinated Creditor if, at the time of such payment:

(i)                                     a Senior Payment Default exists and such Senior Payment Default shall not have been cured or waived in accordance with the terms of the Citizens Bank Loan Documents or the Permitted Refinancing Senior Debt Documents (as the case may be).

(ii)                                  subject to paragraph (d) of this subsection 2.3, (A) Obligors and Subordinated Creditor shall have received a Senior Default Notice from Senior Agent stating that a Senior Covenant Default exists, (B) each such Senior Covenant Default shall not have been cured or waived in accordance with the terms of the Citizens Bank Loan Documents or the Permitted Refinancing Senior Debt Documents (as the case may be) and (C) 180 days shall not have elapsed since the date such Senior Default Notice was received.

(b)         subject to the terms of subsection 2.2 of this Agreement, Obligors shall be permitted to resume Permitted Subordinated Debt Payments described under clauses (i), (ii) or (v) of the definition thereof (and shall be permitted to make any such Permitted Subordinated Debt Payments missed due to the application of paragraph (a) of this subsection 2.3) in respect of the Subordinated Debt or any judgment with respect thereto:

(i)                                     in the case of a Senior Payment Default referred to in clause (i) of paragraph (a) this subsection 2.3, upon a cure or waiver thereof in accordance with the terms of the Citizens Bank Loan Documents or the Permitted Refinancing Senior Debt Documents (as the case may be); or

(ii)                                  in the case of a Senior Default Notice referred to in clause (ii) of paragraph (a) of this subsection 2.3, upon the earlier to occur of (A) the cure or waiver of all such Senior Covenant Defaults or (B) the expiration of such period of 180 days; provided, however, if at any time prior to the expiration of such period, Senior Agent shall have accelerated the maturity of the Senior Debt, then the prohibition against Obligors’ resumption of, and against Subordinated Creditor’s right to receive or retain, Permitted Subordinated Debt Payments described under clauses (i), (ii), (v) or (vi) of the definition thereof shall be extended for so long as such acceleration shall continue in effect.

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(c)          No Senior Default shall be deemed to have been waived for purposes of this subsection 2.3 unless and until the Obligors shall have received a written waiver from Senior Agent in accordance with the terms of the Citizens Bank Loan Documents or the Permitted Refinancing Senior Debt Documents (as the case may be).

(d)         Notwithstanding any provision of this subsection 2.3 to the contrary:

(i)                                     the Obligors shall not be prohibited from making, and the Subordinated Creditor shall not be prohibited from receiving, Permitted Subordinated Debt Payments (that would otherwise be restricted pursuant to Section 2.3(a)(ii)) for more than an aggregate of 180 days within any period of 360 consecutive days unless a Senior Payment Default exists, in which case there shall be no limit on the duration of payment blockages which may be invoked;

(ii)                                  provided no Senior Payment Default has occurred and is continuing, the Obligors shall be permitted to pay all amounts due and payable in respect of the Subordinated Debt Documents on or after the Maturity Date;

(iii)                               although there shall be no limit on the number of payment blockages which may be invoked on the basis of a Senior Payment Default, not more than five (5) blockage periods may be initiated on the basis of Senior Covenant Defaults during the original term of this Agreement, and no Senior Covenant Default known by Senior Agent to be existing on the date any Senior Default Notice is given pursuant to clause (ii) of paragraph (a) of this subsection 2.3 shall, unless the same shall have ceased to exist for a period of at least thirty (30) consecutive days, be used as a basis for any subsequent such notice (for purposes of this paragraph, breaches of the same financial covenant for consecutive periods shall constitute separate and distinct Senior Covenant Defaults); and

(iv)                              the failure of Obligors to make any Distribution with respect to the Subordinated Debt by reason of the operation of this subsection 2.3 shall not be construed as preventing the occurrence of a Subordinated Debt Default under the applicable Subordinated Debt Documents.

(e)          Notwithstanding the provisions of this Agreement to the contrary, the Obligors shall not be prohibited from paying, and the Subordinated Creditor shall not be prohibited from accepting and retaining, a closing, structuring, facility or similar fee disclosed in writing to the Senior Agent, and both paid and accepted contemporaneously with the closing under the Subordinated Debt Documents on or about the date hereof.

(f)            The provisions of this Section 2.3 shall not apply to any Distribution with respect to any Permitted Subordinated Debt Payments described under clauses (iii) or (iv) of the definition thereof.

2.4.                              Subordinated Debt Standstill Provisions.

(a)          Until the Senior Debt is paid in full in cash and all commitments to lend under the Senior Debt Documents have been terminated, Subordinated Creditor shall not, without the prior written consent of Senior Agent, take any Enforcement Action with respect to the Subordinated Debt, until the earliest to occur of the following and in any event no earlier than

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five (5) business days after Senior Agent’s receipt of written notice of Subordinated Creditor’s intention to take any such Enforcement Action (which five (5) business day notice may be given during the 180 day period described in clause (ii) below):

(i)                                     acceleration of the Senior Debt;

(ii)                                  the passage of 180 days from the delivery of a Subordinated Debt Default Notice to Senior Agent if any Subordinated Debt Default described therein shall not have been waived within such period; or

(iii)                               the occurrence of any Proceeding with respect to any Obligor or its assets.

(b)         Notwithstanding the foregoing, Subordinated Creditor may, subject to subsection 2.2(f), file Proofs of Claim against any Obligor in any Proceeding involving such Obligor. Any Distributions or other proceeds of any Enforcement Action obtained by Subordinated Creditor in violation of this Agreement shall in any event be held in trust by it for the benefit of Senior Agent (on behalf of Senior Lenders) and promptly paid or delivered to Senior Agent (on behalf of Senior Lenders) in the form received (together with any necessary endorsements or assignments) until all Senior Debt is paid in full in cash and all commitments to lend under the Senior Debt Documents shall have been terminated.

(c)          Notwithstanding anything contained herein to the contrary, if following the acceleration of the Senior Debt by Senior Agent such acceleration is rescinded (whether or not any existing Senior Default has been cured or waived), then all Enforcement Actions taken by the Subordinated Creditor shall likewise be rescinded if such Enforcement Action is based solely on clause (i) of paragraph (a) of this subsection 2.4.

(d)         Under no circumstances whatsoever shall Subordinated Creditor take any Enforcement Action, either directly or indirectly, against any assets or properties of the Obligors, including, without limitation, any Collateral which secures the Senior Debt.

(e)          Nothing set forth herein to the contrary shall prevent the Subordinated Creditor from furnishing a notice under the Subordinated Debt Documents or this Agreement to any Obligor or Senior Agent to preserve its rights with respect thereto, including notices to the Obligors of the existence of a Subordinated Debt Default.

2.5.                              Incorrect Payments.  If any Distribution on account of the Subordinated Debt not permitted to be made by an Obligor or received, accepted or retained by Subordinated Creditor under this Agreement at the time such payment is made and received by Subordinated Creditor, such Distribution shall not be commingled with any of the assets of Subordinated Creditor, shall be held in trust by Subordinated Creditor for the benefit of Senior Agent (on behalf of Senior Lenders) and shall be promptly paid over to Senior Agent (on behalf of Senior Lenders) in the form received (together with any necessary endorsements or assignments) for application (in accordance with the Senior Debt Documents ) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full in cash and all lending commitments under the Senior Debt Documents have been terminated.

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2.6.                              Agreement Not to Contest; Agreement to Release Liens Securing the Subordinated Debt.  Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the Liens of Senior Agent in the Collateral or other assets or properties of any Obligor securing the Senior Debt. Subordinated Creditor agrees that it does not have and will not acquire, without the prior written consent of Senior Agent, any Lien against any Obligor and/or any Obligor’s property or assets (other than a judgment lien obtained as a result of an Enforcement Action permitted pursuant to this Agreement).  In the event that Subordinated Creditor obtains any Liens in the Collateral or other assets or properties of any Obligor (other than a judgment lien obtained as a result of an Enforcement Action permitted pursuant to this Agreement), Subordinated Creditor shall (or shall cause its agent to) promptly execute and deliver to Senior Agent such termination statements and releases as Senior Agent shall request to effect the release of the Liens of Subordinated Creditor in such Collateral or such other assets or properties.  In the event that Senior Agent releases or agrees to release any of its Liens in the Collateral or other assets or properties of any Obligor in connection with the sale or other disposition thereof or any of the Collateral or other assets or properties of any Obligor is sold, disposed of or retained pursuant to a foreclosure or similar action, Subordinated Creditor shall (or shall cause its agent) to promptly deliver (and execute as appropriate) to Senior Agent such termination statements and releases as Senior Agent shall reasonably request to effect the termination or release of the Liens of Subordinated Creditor in such Collateral or such other assets (including, without limitation, any judgment lien obtained as a result of an Enforcement Action permitted pursuant to this Agreement).  In furtherance of the foregoing, Subordinated Creditor hereby irrevocably appoints Senior Agent its attorney-in-fact, with full authority in the place and stead of Subordinated Creditor and in the name of Subordinated Creditor or otherwise, to execute and deliver any document or instrument which Subordinated Creditor may be required to deliver pursuant to this subsection 2.6.  Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any Liens securing the Senior Debt.  Senior Agent agrees not to initiate, prosecute or participate in any claim, action or proceeding challenging the enforceability or validity of the Subordinated Debt.

2.7.                              [Reserved].

2.8.                              Legends.  Until the termination of this Agreement in accordance with Section 15 hereof, Subordinated Creditor will cause to be clearly, conspicuously and prominently inserted on the face of the Subordinated Notes and any other Subordinated Debt Document, as well as any renewals or replacements thereof, the following legend:

“This instrument is subject to the Subordination and Intercreditor Agreement of even date herewith among PNC CAPITAL FINANCE, LLC and CITIZENS BANK OF PENNSYLVANIA, as acknowledged by certain obligor parties, which, among other things, contains provisions subordinating the obligations of the maker of this instrument to the holder hereof to such maker’s obligations to the holders of the Senior Debt (as defined in said agreement), to which provisions the holder of this instrument, by acceptance hereof, agrees.”

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3.             Modifications.

3.1.          Modifications to Senior Debt Documents.  Notwithstanding anything in the Senior Debt Documents to the contrary, the Obligors, and the Senior Lenders shall not, without the prior written consent of the Subordinated Creditor, agree to any amendment or supplement to or consent to any departure or waiver from or other modification to, the Senior Debt Documents or the Senior Debt the effect of which is to (a) increase the principal amount of the Senior Debt to an amount in excess of the Senior Debt Limit, (b) increase any applicable range of interest rate margin with respect to the Senior Debt by more than 200 basis points per annum in the aggregate, except in connection with the imposition of a default rate of interest in accordance with the terms of the Senior Debt Documents (as in effect on the date hereof), (c) extend the Senior Maturity Date by more than 360 days, (d) shorten the weighted average life-to-maturity of principal on the Term Loan (as defined in the Senior Credit Agreement) other than (i) with respect to any Incremental Term Loan (as defined in the Senior Credit Agreement) or (ii) by acceleration or pursuant to any voluntary or mandatory prepayments thereof or any other similar payment provision set forth in the Senior Credit Agreement as in effect on the date hereof, or (e) directly prohibit or restrict the payment of principal of, interest on, or other amounts payable with respect to, the Subordinated Debt, in a manner that is more restrictive than the prohibitions and restrictions currently contained in the Senior Credit Agreement and this Agreement as of the Closing Date.

3.2.          Modifications to Subordinated Debt Documents.  Until the Senior Debt is paid in full and all commitments with respect thereto have been terminated or expired, notwithstanding anything to the contrary in the Subordinated Debt Documents, the Obligors and the Subordinated Creditor shall not, without the prior written consent of the Senior Agent (on behalf of Senior Lenders), agree to any amendment or supplement to or consent to any departure or waiver from, or other modification to, the Subordinated Debt Documents or the Subordinated Debt the effect of which is to (a) increase the maximum principal amount of the Subordinated Debt other than pursuant to increases in the principal amount of the Subordinated Debt as a result of payments of accrued interest in the form of PIK Notes or the increase of the principal amount of the Subordinated Debt, (b) increase the rate of interest payable on any of the Subordinated Debt, except (i) in connection with the imposition of a default rate of interest in accordance with the terms of the Subordinated Debt Documents (as in effect on the date hereof) or (ii) in connection with an increase in the interest rate on the Subordinated Debt upon an increase in the interest rate applicable to the Senior Debt or with respect to an increase in the rate of non-cash, in-kind interest, in each case, the rate of interest payable on any of the Subordinated Debt may be increased by the same amount of such increase, (c) change to an earlier date any date upon which regularly scheduled payments of principal or interest on the Subordinated Debt are due, (d) add or make more restrictive any event of default or any covenant with respect to the Subordinated Debt or make any change to any event of default or any covenant which would have the effect of making such event of default or covenant more restrictive; provided that if the Senior Debt Documents are amended or otherwise modified to provide for additional covenants or events of default or to make more restrictive any existing covenants or events of default applicable to the Obligors, then the Obligors shall, if requested by the Subordinated Creditor, execute a modification or amendment of the Subordinated Debt Documents to provide for such additional covenants or events of default or such more restrictive covenants or events of default, as the case may be, so long as, in each such case, any applicable cushion is maintained (determined on a percentage basis based on the relevant levels under the Senior Debt Documents and the

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Subordinated Debt Documents on the date hereof) and no such amendments, additions or modifications would have the effect of making any such event of default or covenant more restrictive than those set forth in the Senior Credit Agreement and the other Senior Debt Documents, as so amended or otherwise modified, (e) change the final scheduled maturity date of any Subordinated Debt to a date that is earlier than one (1) year after the Senior Maturity Date, (f) take any Liens or security interests in assets of the Obligors or any other property or assets securing the Senior Debt (other than judgment liens obtained and maintained by Subordinated Creditor in compliance with this Agreement), (g) change any redemption, put or prepayment provisions of the Subordinated Debt so as to require a new redemption, put or prepayment or accelerate any existing redemption, put or prepayment, or (h) alter the subordination provisions with respect to the Subordinated Debt, including, without limitation, subordinating the Subordinated Debt to any other indebtedness.

4.             Representations and Warranties.

4.1.          Representations and Warranties of Subordinated Creditor.  Subordinated Creditor hereby represents and warrants to Senior Agent that as of the date hereof: (a) Subordinated Creditor is duly formed and validly existing under the laws of the jurisdiction of its organization; (b) Subordinated Creditor has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by Subordinated Creditor will not violate or conflict with the organizational documents of Subordinated Creditor, any material agreement binding upon Subordinated Creditor or any law, regulation or order or require any consent or approval which has not been obtained; (d) this Agreement is the legal, valid and binding obligation of Subordinated Creditor, enforceable against Subordinated Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles; (e) Subordinated Creditor is the sole owner, beneficially and of record, of the Subordinated Debt Documents and the Subordinated Debt; and (f) the Subordinated Debt is, and at all times prior to the termination of this Agreement shall remain, solely an unsecured obligation of Obligors (other than a judgment lien obtained as a result of an Enforcement Action permitted under this Agreement).

4.2.          Representations and Warranties of Senior Agent.  Senior Agent hereby represents and warrants to Subordinated Creditor that as of the date hereof: (a) it is a duly formed and validly existing national banking association; (b) it has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by Senior Agent will not violate or conflict with its organizational documents, any material agreement binding upon Senior Agent or any law, regulation or order or require any consent or approval which has not been obtained; and (d) this Agreement is the legal, valid and binding obligation of Senior Agent, enforceable against Senior Agent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles.

5.             Subrogation.  Subject to the payment in full in cash of all Senior Debt and the termination of all lending commitments under the Senior Debt Documents, Subordinated Creditor shall be subrogated to the rights of Senior Lenders to receive Distributions with respect

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to the Senior Debt until the Subordinated Debt is paid in full. Subordinated Creditor agrees that in the event that all or any part of a payment made with respect to the Senior Debt is recovered from, or must otherwise be returned by, the holders of the Senior Debt in a Proceeding or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), any Distribution received by Subordinated Creditor with respect to the Subordinated Debt at any time after the date of such recovery, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by Subordinated Creditor in trust as property of the Senior Agent (on behalf or Senior Lenders) and Subordinated Creditor shall forthwith deliver the same to the Senior Agent in the form received (together with any necessary endorsements or assignments) for application to the Senior Debt until the Senior Debt is paid in full in cash and all lending commitments under the Senior Debt Documents have been terminated.  A Distribution made pursuant to this Agreement to Senior Agent which otherwise would have been made to Subordinated Creditor is not, as between the Obligors and Subordinated Creditor, a payment by any Obligor to or on account of the Senior Debt.

6.             Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Senior Agent and Subordinated Creditor and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given.  Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

7.             Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

8.             Notices.  Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date transmission is confirmed; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by United States mail, four (4) business days after deposit in the United States mail, postage prepaid, return receipt requested and properly addressed.

Notices shall be addressed as follows:

If to Senior Agent or any Senior Lender:

Citizens Bank of Pennsylvania

8521 Leesburg Pike, Suite 405

Vienna, VA  22182

Attention: Leslie Grizzard

Telephone: (703) 610-6095

Fax:  (703) 610-6070

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With a copy to:

Citizens Bank of Pennsylvania

28 State Street

Boston, Massachusetts 02109

Attention: Brian M. Ricker

Telephone:            (617) 725 - 5661

If to Subordinated Creditor:

c/o PNC Mezzanine Capital

Two PNC Tower, 22nd Floor

620 Liberty Avenue

Pittsburgh, PA  15222

Attention: Robert Marsh

Telephone:            (412) 768-8643

Fax:                         (412) 762-6233

With a copy to:

Cohen & Grigsby, P.C.

625 Liberty Avenue, 5th Floor

Pittsburgh, PA  15222

Attention:  Jeff Peters

Telephone:  (412) 297-4868

Fax:  (412) 209-0672

If to any Obligor:

If to the Borrower or any other Obligor:

Salient Federal Solutions, Inc.

4000 Legato Road, Suite 1100

Fairfax, VA 22033-2893

Attention:  Ted Dunn

Telephone:  (703) 896-7738

Facsimile: (703) 967-1251

with a copy to (which shall not constitute notice to the Obligors):

Frontenac Company

135 South LaSalle Street

Suite 3800

Chicago, Illinois 60603-4131

Attn:  Walter Florence

Telephone: (312) 368-0044

Facsimile: (312) 368-9520

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or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.

9.             Successors and Assigns.

9.1.          This Agreement shall inure to the benefit of the Senior Agent, each Senior Lender and, subject to subsection 9.3 below, the Subordinated Creditor and their respective successors and assigns, and shall be binding upon each Obligor, Senior Agent, Senior Lender and Subordinated Creditor and their respective successors and assigns, including without limitation, any subsequent holders of the Senior Debt or Subordinated Debt.

9.2.          Each Senior Lender, without prior notice or consent of any kind to the Subordinated Creditor, may sell, assign or transfer the Senior Debt in accordance with the Senior Credit Agreement, and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

9.3.          Subordinated Creditor shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Document (i) without giving prior written notice of such action to the Senior Agent, (ii) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to Senior Agent an agreement substantially identical to this Agreement or a joinder to this Agreement in form and substance satisfactory to the Senior Agent, providing for the continued subordination of the Subordinated Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of Senior Agent and Senior Lenders arising under this Agreement and (iii) unless, following the consummation of any such action, there shall be either (A) no more than five holders of the Subordinated Debt or (B) one Person acting as agent for all holders of the Subordinated Debt pursuant to documentation reasonably satisfactory to Senior Agent such that any Senior Default Notices and other notices and communications to be delivered to Subordinated Creditor hereunder and any consents required of Subordinated Creditor shall be made to or obtained from such agent and shall be binding on Subordinated Creditor as if directly obtained from Subordinated Creditor.   Notwithstanding the failure of any transferee to execute or deliver an agreement substantially identical to this Agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Creditor.

10.           Relative Rights.  This Agreement shall define the relative rights of Senior Agent and Subordinated Creditor.  Nothing in this Agreement shall (a) impair, as among Obligors, and Senior Agent and as between Obligor and Subordinated Creditor, the obligation of any Obligor

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with respect to the payment of the Senior Debt or the obligation of Obligor with respect to the payment of the Subordinated Debt, in accordance with their respective terms or (b) affect the relative rights of Senior Agent or Subordinated Creditor with respect to any other creditors of any Obligor.

11.           Conflict.  In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

12.           Headings.  The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.           Severability.  In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

15.           Continuation of Subordination; Termination of Agreement.  This Agreement shall remain in full force and effect until the indefeasible payment in full in cash of the Senior Debt and the termination of all lending commitments under the Senior Credit Agreement after which this Agreement shall terminate without further action on the part of the parties hereto.

16.           Applicable Law.  This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles that require or permit application of the laws of any other jurisdiction.

17.           CONSENT TO JURISDICTION.  EACH OF SUBORDINATED CREDITOR AND EACH OBLIGOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO SENIOR AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.  EACH OF SUBORDINATED CREDITOR AND EACH OBLIGOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH OF SUBORDINATED CREDITOR AND EACH OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUBORDINATED CREDITOR AND EACH OBLIGOR AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS AGREEMENT AND SERVICE SO

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MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

18.           WAIVER OF JURY TRIAL.  SUBORDINATED CREDITOR, EACH OBLIGOR AND SENIOR AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE SUBORDINATED DEBT DOCUMENTS OR ANY OF THE SENIOR DEBT DOCUMENTS.  EACH OF SUBORDINATED CREDITOR, EACH OBLIGOR AND SENIOR AGENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE SUBORDINATED DEBT DOCUMENTS AND THE SENIOR DEBT DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF SUBORDINATED CREDITOR, EACH OBLIGOR AND SENIOR AGENT WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

19.           Statute of Limitations Defense.  Each party to this Agreement hereby acknowledges and agrees not to assert the statute of limitations as an affirmative defense in any action or proceeding commenced by another party hereto if such other party shall have failed to timely commence such action or proceeding solely as a result of such other party’s compliance with the terms of this Agreement; it being understood and agreed that the applicable statute of limitations shall be tolled until the date which is sixty (60) days after the expiration of any applicable enforcement blockage period.

[SIGNATURE PAGES FOLLOW]

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SALIENT FEDERAL SOLUTIONS, INC.

SUBORDINATION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUBORDINATED CREDITOR:

PNC CAPITAL FINANCE, LLC

By:	Its PNC Mezzanine Finance Division

By:
Name:
Title:

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

SALIENT FEDERAL SOLUTIONS, INC.

SUBORDINATION AGREEMENT

SENIOR AGENT:

CITIZENS BANK OF PENNSYLVANIA

By:
Name:
Title:

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

SALIENT FEDERAL SOLUTIONS, INC.

SUBORDINATION AGREEMENT

ACKNOWLEDGMENT

(i) SALIENT FEDERAL SOLUTIONS, INC., SALIENT SOLUTIONS, INC., SALIENT FEDERAL-SGIS, INC., COMMAND INFORMATION, INC., DIGITAL FOCUS, INC., ANVICOM, INC., ATS CORPORATION and ADVANCED TECHNOLOGY SYSTEMS, INC. (each an “Obligor” and collectively, the “Obligors”), each acknowledge receipt of a copy of the above Subordination and Intercreditor Agreement by and between PNC CAPITAL FINANCE, LLC, (collectively, together with any other holder of Subordinated Debt, “Subordinated Creditor”), and CITIZENS BANK OF PENNSYLVANIA, and each agrees that (a) such Obligor will not (i) pay or perform, or provide any security or collateral for, Subordinated Creditor, other than as expressly permitted by the Subordination Agreement, until all of the Senior Debt has been paid in full, (ii) take or omit from taking any action that would cause a breach of the Subordination Agreement, (iii) consent to any assignment, or transfer of, or give any security for, the Subordinated Debt except to the extent expressly permitted by the Subordination Agreement, or (iv) consent to any assignment or transfer of the Senior Debt except to the extent expressly permitted by the Subordination Agreement; (b) no Obligor nor any successor or assignee of any Obligor by operation of law or otherwise is a party to the Subordination Agreement, and such Obligor will not have (i) any right in or to enforcement of the Subordination Agreement as against Senior Lender or Subordinated Creditor, (ii) any claim of damage if Senior Lender or Subordinated Creditor defaults under the Subordination Agreement, or (iii) any right to object to any amendment, modification, or supplement to, or any restatement or replacement of, the Subordination Agreement undertaken by Senior Lender or Subordinated Creditor unless such amendment, modification, supplement, restatement or replacement modified or increases any obligations of an Obligor, in which case such amendment, modification, supplement, restatement or replacement shall not be enforceable against the Obligors if not agreed to in a written instrument signed by the Obligors; (c) Senior Lender is authorized to give Subordinated Creditor copies of all notices of a Senior Default and to otherwise communicate with Subordinated Creditor from time to time regarding Obligors and the administration of the Senior Debt; (d) Subordinated Creditor is authorized to give Senior Lender copies of all notices of a Subordinated Debt Default and to otherwise communicate with Senior Lender from time to time regarding Obligors and the administration of the Subordinated Debt; and (e) none of the provisions of the Subordination Agreement limit or impair the rights of Senior Lender or Subordinated Creditor against Obligors or Obligors’ obligations, indebtedness, or liabilities to Senior Lender or Subordinated Creditor under the Senior Debt Documents, the Subordinated Debt Documents or otherwise.  All capitalized terms used in this Acknowledgment which are defined in the Subordination Agreement and not otherwise defined in this Acknowledgment will have the meanings given in the Subordination Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SALIENT FEDERAL SOLUTIONS, INC.

SUBORDINATION AGREEMENT

Dated: [                ], 2012

IN WITNESS WHEREOF, Obligors have duly executed this Acknowledgment to Subordination and Intercreditor Agreement as of the date set forth above.

OBLIGORS:

SALIENT FEDERAL SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

SALIENT SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

SALIENT FEDERAL-SGIS, INC. (f/k/a Skillstorm, Inc.), a California corporation

By:
Name:
Title:

COMMAND INFORMATION, INC., a Delaware corporation

By:
Name:
Title:

DIGITAL FOCUS, INC. , a Delaware corporation

By:
Name:
Title:

ANVICOM, INC., a Maryland corporation

By:
Name:
Title:

ATS CORPORATION., a Delaware corporation

By:
Name:
Title:

ADVANCED TECHNOLOGY SYSTEMS, INC., a Virginia corporation

By:
Name:
Title: